Exhibit 4.3

THE PRUDENTIAL SAVINGS PLAN

FOR ADVISORS

Effective January 1, 2026

TABLE OF CONTENTS

ARTICLE I PURPOSE OF PLAN		1

ARTICLE II DEFINITIONS		3

2.01	“Account” or “Accounts”	3
2.02	“Administrative Committee”	3
2.03	“Affiliate”	3
2.04	“After-Tax Account”	4
2.05	“After-Tax Contribution(s)”	4
2.06	“After-Tax Rollover Account”	4
2.07	“Agent Emeritus”	4
2.08	“Annuity Starting Date”	4
2.09	“Authorized Rollover Contributor”	4
2.10	“Average Contribution Percentage”	5
2.11	“Average Deferral Percentage”	5
2.12	“Before-Tax Account”	5
2.13	“Before-Tax Contribution(s)”	6
2.14	“Before-Tax Rollover Account”	6
2.15	“Beneficiary” or “Beneficiaries”	6
2.16	“Board of Directors”	6
2.17	“Career Development Program Contract Associate”	6
2.18	“Career Development Program Pre-Contract Affiliate”	7
2.19	“Catch-up Contributions”	7
2.20	“Code”	7
2.21	“Company Matching Contribution(s)”	7
2.22	“Company Matching Contribution Account”	7
2.23	“Company Match 1 Account”	7
2.24	“Company Match 2 Account”	8
2.25	“Company Stock”	8
2.26	“Company Stock Fund”	8
2.27	“Covered Employee”	9
2.28	“Designated Person”	10
2.29	“Disability Benefits Plan”	10
2.30	“Disability Date”	11
2.31	“Discretionary Company Contribution(s)”	11
2.32	“Discretionary Company Contributions Account”	11
2.33	“Earnings”	11
2.34	“Eligible Employee”	16
2.35	“Employee”	16
2.36	“Employer”	17
2.37	“ERISA”	17
2.38	“Financial Advisor”	17
2.39	“Financial Professional”	17
2.40	“Financial Professional Agreement”	17
2.41	“Financial Professional Associate”	17
2.42	“Financial Professional Associate Agreement”	18
2.43	“Former Participant”	18
2.44	“Highly Compensated Employee”	18
2.45	“Hour of Service”	18
2.46	“Investment Oversight Committee”	19
2.47	“Investment Fund(s)”	19
2.48	“Leave of Absence”	19
2.49	“Money Source Group”	19

i

2.50	“Participant”	20
2.51	“Period of Service”	20
2.52	“Period of Severance”	21
2.53	“PESP”	21
2.54	“Plan”	21
2.55	“Plan’s Effective Date”	21
2.56	“Plan Fund”	21
2.57	“Plan Year”	22
2.58	“Post-2000 Company Matching Contribution Account”	22
2.59	“Post-2025 Transferred-In Participant”	22
2.60	“Post-2025 Transferred-Out Participant”	22
2.61	“Prior Company Contributions Account”	23
2.62	“Prudential” or the “Company”	23
2.63	“Qualified Domestic Relations Order” or “QDRO”	23
2.64	“Qualified Matching Contribution(s)”	23
2.65	“Qualified Matching Contributions Account”	24
2.66	“Qualified Nonelective Contribution(s)”	24
2.67	“Qualified Nonelective Contributions Account”	24
2.68	“Rollover Contribution(s)”	24
2.69	“Roth 401(k) Account”	24
2.70	“Roth 401(k) Contribution”	25
2.71	“Roth In-Plan Rollover”	25
2.72	“Roth In-Plan Rollover Contribution”	25
2.73	“Roth In-Plan Conversion Account”	25
2.74	“Roth 401(k) Rollover Account”	25
2.75	“Roth Rollover Contribution(s)”	25
2.76	“Senior Vice President” or “SVP”	26
2.77	“Service Commencement Date”	26
2.78	“Service Re-engagement Date”	26
2.79	“Severance from Service Date”	26
2.80	“Spouse”	27
2.81	“Termination of Service”	28
2.82	“Trust”	29
2.83	“Trust Fund”	29
2.84	“Trustee”	29
2.85	“Valuation Date”	29
2.86	“Year of Service”	29

ARTICLE III ELIGIBILITY and PARTICIPATION		31

3.01	Participation as of the Effective Date of the Plan	31
3.02	Ongoing Eligibility and Commencement of Participation	34
3.03	Automatic Enrollment	37

ARTICLE IV EMPLOYEE CONTRIBUTIONS		39

4.01	Before-Tax Contributions	39
4.02	Roth 401(k) Contributions	40
4.03	After-Tax Contributions	41
4.04	Catch-Up Contributions	42
4.05	Contribution Accelerator	44
4.06	Rollover Contributions	46
4.07	Roth In-Plan Rollovers	47
4.08	Qualified Military Service	48
4.09	Payment of Contributions	50

ARTICLE V EMPLOYER CONTRIBUTIONS		51

5.01	Company Matching Contributions	51
5.02	Discretionary Company Contributions	52
5.03	Qualified Matching Contributions	53
5.04	Qualified Nonelective Contributions	54
5.05	Transfers from Another Qualified Plan	54
5.06	Payment of Contributions	55

ARTICLE VI PARTICIPANT ACCOUNTS AND RETURN OF CONTRIBUTIONS		56

6.01	Participants’ Accounts	56
6.02	Undivided Interests	57
6.03	Return of Contributions	57

ARTICLE VII LIMITATIONS ON ADDITIONS		59

7.01	Limitation on Additions	59
7.02	Other Plans	61
7.03	Special Discrimination Rule	61
7.04	Limitations on After-Tax and Company Matching Contributions	63
7.05	Return of Excess Contributions	64
7.06	Limitations	66
7.07	Distribution Order of Before-Tax Contributions and Roth 401(k) Contributions	66
7.08	Excess Deferrals	66

ARTICLE VIII VALUATION		68

8.01	Valuation	68
8.02	Allocation of Contributions, Earnings and Expenses	68
8.03	Valuation and Allocation Procedures	68

ARTICLE IX WITHDRAWALS		69

9.01	Regular In-Service Withdrawals	69
9.02	Hardship Withdrawals	69
9.03	Qualified Reservist Distributions	72
9.04	Qualified Birth or Adoption Distributions	72
9.05	Domestic Abuse Victim Distributions	73
9.06	Qualified Disaster Recovery Distributions	74
9.07	Administration	75

ARTICLE X POST-TERMINATION DISTRIBUTIONS		76

10.01	Distributions	76
10.02	Forms of Benefit	78
10.03	Annuity Form of Distribution	78
10.04	Death Benefit	84
10.05	Annuity Contracts	85
10.06	Effective Beneficiary Designation	86
10.07	Direct Rollovers	88
10.08	Incapacity	92
10.09	Qualified Military Service	92

ARTICLE XI COMMENCEMENT OF BENEFIT PAYMENTS		94

11.01	Commencement of Benefit Payments	94
11.02	Distribution Requirements	95
11.03	Minimum Required Distributions	97
11.04	Automatic Cash-outs	107

ARTICLE XII VESTING AND EARLY TERMINATION		109

12.01	Vested Percentage of Certain Contributions	109
12.02	Vested Percentage of Company Matching Contribution Accounts	109
12.03	Forfeitures	110
12.04	Vesting Following Reaffiliation	113
12.05	Vested Percentage of Discretionary Company Contributions Accounts	113

ARTICLE XIII LOANS		114

13.01	In General	114
13.02	Loan Limits	115
13.03	Loan Application	116
13.04	Collateralization	117
13.05	Interest Rate	117
13.06	Repayment	118
13.07	Default	119
13.08	Repayments After Taxable Distribution	121
13.09	Additional Rules	121

ARTICLE XIV ESOP ACCOUNTS		122

14.01	Designation as Employee Stock Ownership Plan	122
14.02	Transfer of Amounts into the ESOP Account	123
14.03	Investment Elections Applicable to ESOP Accounts	124
14.04	ESOP Dividends	124
14.05	Distributions and Withdrawals	128
14.06	Put Option Where Common Stock Is Not Readily Tradable	129

ARTICLE XV ADMINISTRATION AND FIDUCIARIES		131

15.01	Plan Sponsor	131
15.02	Administrative Committee	131
15.03	Investment Oversight Committee	132
15.04	Delegation and Allocation of Fiduciary Responsibilities	135
15.05	Rules and Procedures	136
15.06	Employment of Agents	136
15.07	Meetings	136
15.08	Claims and Appeals	137
15.09	Indemnification	142
15.10	Plan Expenses	143
15.11	Electronic Administration	143
15.12	Company Stock	144
15.13	Special Rules for Military Service	152

ARTICLE XVI PLAN INVESTMENTS & TRUSTEE		153

16.01	Funding Policy; Permissible Investment	153
16.02	Participant Investments	153
16.03	Participant Elections and Directions	155
16.04	Trustee	158
16.05	Allocation of Responsibility Regarding Plan Assets	159

ARTICLE XVII TOP HEAVY		160

17.01	In General	160
17.02	Top-Heavy Determination	161
17.03	Top-Heavy Contingent Provisions	164

ARTICLE XVIII AMENDMENT AND TERMINATION		166

18.01	Amendment	166
18.02	Termination	168
18.03	No Reversion; Vesting Upon Termination	169

ARTICLE XIX MISCELLANEOUS		171

19.01	Bonding	171
19.02	Insurance and Indemnification	171
19.03	Interpretation of Certain Items	171
19.04	Miscellaneous	172
19.05	Construction; Applicable Law; Failure to Enforce	172
19.06	Participating Affiliates	173
19.07	Special Rules Regarding Acquisitions, Dispositions and Joint Ventures, and Transfers of Assets and Plan Mergers	174
19.08	Missing Persons	175
19.09	Required Information	175
19.10	Uniform Applicability	176
19.11	Reimbursement to Plan for Certain Payments	176
19.12	Restriction on Designated Persons	176
19.13	Merger, Consolidation or Transfer of Plan Assets	177
19.14	Inalienability of Benefits	177

APPENDIX A	A-1

APPENDIX B	B-1

APPENDIX C	C-1

EXECUTION PAGE

v

THE PRUDENTIAL SAVINGS PLAN FOR ADVISORS

THIS DOCUMENT adopts The Prudential Savings Plan for Advisors, effective as of January 1, 2026 (except as otherwise expressly provided herein), for the benefit of its Eligible Employees, and their Beneficiaries, in accordance with the following terms and conditions.

ARTICLE I

PURPOSE OF PLAN

Background. The purpose of this Plan is to provide Eligible Employees of Prudential’s Affiliates participating in this Plan with the opportunity to make tax-deferred savings and to be credited with Employer contributions. To provide such benefits, Prudential has established this Plan in accordance with the requirements of law. Under the Plan, Eligible Employees may elect to contribute a percentage of their Earnings, as Before-Tax Contributions (including Catch-up Contributions), Roth 401(k) Contributions (including Catch-up Contributions), and/or After-Tax Contributions; the Employer will also make Company Matching Contributions on their behalf if they elect to make Before-Tax Contributions and/or Roth 401(k) Contributions. All contributions, and any income derived therefrom, shall be held for the exclusive benefit of the Participants and their Beneficiaries and shall not be used for, or diverted to, any other purpose other than as permitted by law or as provided in Section 6.03 or 7.05 of this Plan. This Plan is intended to satisfy the applicable requirements of Code Section 401(a), as a profit-sharing plan with a salary reduction feature under Code Section 401(k), and ERISA Section 404(c) relating to participant directed accounts.

Spin-off and Adoption. The Plan is adopted in conjunction with the spin-off of certain assets and liabilities from The Prudential Employee Savings Plan (“PESP”) to the Plan, as of the Plan’s Effective Date. The Plan is substantially similar to PESP and is intended to generally reflect the terms of PESP in effect as of such date. Except as otherwise expressly provided, the effective date of the Plan shall be January 1, 2026.

Rules of Application. To the extent provided by law, and except as otherwise specifically provided for herein, the benefits provided hereunder with respect to any Participant who retired or whose employment or services with the Affiliate terminated prior to the Plan’s Effective Date, will be governed in all respects by the terms of the plan document (or PESP, as applicable) then in effect on the date of the Participant’s retirement or other termination of employment or service.

ARTICLE II

DEFINITIONS

As used in the Plan:

2.01 “Account” or “Accounts” means one or more of the accounts specified in Section 6.01.

2.02 “Administrative Committee” means the administrative committee appointed pursuant to Section 15.02, or its delegate as appointed by the Administrative Committee in accordance with Section 15.02(b) or 15.04.

2.03 “Affiliate” means for any Plan Year, Prudential and a corporation which for any part of such year is a member of a controlled group of corporations (as defined in Code Section 1563(a), disregarding Sections 1563(a)(4) and 1563(e)(3)(c)) of which Prudential is a member, any trade or business, whether incorporated or not, which for any part of such year is considered to be under common control with Prudential under regulations prescribed by the Secretary of the Treasury pursuant to Code Section 414(c), any organization which for any part of such year is considered under regulations prescribed by the Secretary of the Treasury pursuant to Code Section 414(m) to be a member of an affiliated service group of which Prudential is a member, and any other entity required to be aggregated with Prudential under regulations prescribed by the Secretary of the Treasury pursuant to Code Section 414(o).

2.04 “After-Tax Account” means the separate Account maintained for a Participant which contains the value of After-Tax Contributions made by such Participant under the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.05 “After-Tax Contribution(s)” means a voluntary contribution made by a Participant to the Plan pursuant to an election under Section 4.03.

2.06 “After-Tax Rollover Account” means the separate Account maintained for a Participant that contains the value of non-Roth, after-tax rollover contributions made by such Participant to the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.07 “Agent Emeritus” means a former Financial Professional who is providing services to Prudential under an Agent Emeritus Agreement or a Financial Professional Emeritus Agreement (or any predecessor or successor agreement).

2.08 “Annuity Starting Date” means the first day of the first month for which a benefit is payable as an annuity.

2.09 “Authorized Rollover Contributor” means an individual described in Section 4.06 of the Plan who may make a Rollover Contribution to the Plan.

2.10 “Average Contribution Percentage” means, for a specified group of Eligible Employees for a Plan Year, the average of the ratios (calculated separately for each Eligible Employee in such group) of (a) the amount of Company Matching Contributions and After-Tax Contributions paid over to the Plan on behalf of such Eligible Employee for the Plan Year, excluding any such contribution made under Section 4.08(a) or 4.08(b), to (b) the Eligible Employee’s Earnings for the Plan Year.

2.11 “Average Deferral Percentage” means, for a specified group of Eligible Employees for a Plan Year, the average of the ratios (calculated separately for each Eligible Employee in such group) of (a) the amount of Before-Tax Contributions and Roth 401(k) Contributions actually paid over to the Plan on behalf of each such Eligible Employee for such Plan Year, excluding any such contribution made under Section 4.08(a), to (b) the Eligible Employee’s Earnings for the Plan Year.

2.12 “Before-Tax Account” means the separate Account maintained for a Participant that contains the value of Before-Tax Contributions made by such Participant under the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon. This account also includes Before-Tax Catch-up Contributions made by such Participant under the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.13 “Before-Tax Contribution(s)” means a voluntary contribution made by a Participant to the Plan pursuant to an election under Section 4.01.

2.14 “Before-Tax Rollover Account” means the separate Account maintained for a Participant that contains the value of pre-tax Rollover Contributions made by such Participant to the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.15 “Beneficiary” or “Beneficiaries” means any person or persons entitled to receive a benefit under the Plan that is payable upon or after a Participant’s death pursuant to Article X of the Plan.

2.16 “Board of Directors” means the Board of Directors of Prudential or its delegate.

2.17 “Career Development Program Contract Associate” means an Employee of Prudential participating in the second phase of the Prudential Advisors career development program who, upon successfully completing the program, will transfer to the position of a Financial Professional Associate, which is expected to occur within six months of the Employee’s start date with Prudential. For the avoidance of doubt, an Employee’s time spent in a Career Development Program Contract Associate role shall be counted as a Period of Service for all purposes hereunder, upon becoming a Covered Employee.

2.18 “Career Development Program Pre-Contract Affiliate” means an affiliate (who is neither an employee nor an independent contractor) participating in the first phase of the Prudential Advisors career development program. In this phase of the program, affiliates study for required exams and are provided with generic industry training.

2.19 “Catch-up Contributions” means a voluntary (before-tax or Roth, as applicable) contribution made by a Participant to the Plan pursuant to an election under Section 4.04.

2.20 “Code” means the Internal Revenue Code of 1986, together with its related rules and regulations, as presently enacted and as they may be amended from time to time. References to any Section of the Code shall include any successor provision.

2.21 “Company Matching Contribution(s)” means a contribution made by the Employer to the Plan pursuant to Section 5.01.

2.22 “Company Matching Contribution Account” means the Prior Company Contributions Account and the Post-2000 Company Matching Contribution Account.

2.23 “Company Match 1 Account” means the separate Account maintained for a Participant that contains (1) certain “Company Matching Contributions” made to the “Company Matching Contribution Account 1” source under PESP prior to the Plan’s Effective Date and which were transferred to this Plan in conjunction with the spin-off of such Participant’s Account, and (2) the Company Matching Contributions made by the Employer under the Plan on and after the Plan’s Effective Date of the Plan, and the earnings (or losses) thereon.

2.24 “Company Match 2 Account” means the separate Account maintained for a Participant that contains certain “Company Matching Contributions” made to the “Company Matching Contribution Account 2” source under PESP prior to the Plan’s Effective Date and which were transferred to this Plan in conjunction with the spin-off of such Participant’s Account, and the earnings (or losses) thereon.

2.25 “Company Stock” means the shares of common stock issued by Prudential Financial, Inc. provided that such stock constitutes “qualifying employer securities” within the meaning of Code Section 409(l) and thus is either: (a) common stock issued by Prudential Financial, Inc. (or a member of its controlled group within the meaning of Code Section 409(l)) that is readily tradable on an established securities market or (b) is common stock issued by Prudential Financial, Inc. (or a member of its controlled group) that has both the greatest voting power and greatest dividend rights.

2.26 “Company Stock Fund” means the Investment Fund consisting of Company Stock (satisfying the requirements of Section 2.25 hereof) and short-term liquid investments to the extent necessary to provide liquidity to comply with investment directions provided by Participants and Beneficiaries under the Plan. Such fund shall, from time to time, also include receivables for dividends or Company Stock sold and payables for Company Stock purchased.

2.27 “Covered Employee” means any Employee who is a Financial Advisor of the Employer, but shall exclude any Employee: (a) who is included in a collective bargaining unit, unless participation in the Plan by any such Employee was agreed to in the process of good faith negotiations between the Employer and the collective bargaining unit’s representative; (b) who is employed by or providing services to an Affiliate that is not participating in the Plan; (c) who would be considered an employee solely by being part of an affiliated service group, leasing arrangement or other arrangement under Code Sections 414(m), (n) or (o); (d) who is a nonresident alien and receives no earned income from sources within the United States; (e) who is a student intern; (f) who is a bona fide Puerto Rico resident; (g) who is a Career Development Program Contract Associate or Career Development Program Pre-Contract Affiliate; or (h) who performs services for the Employer but is not treated by the Employer at the time of the performance of services as an Employee for federal tax purposes, irrespective of the length of time that the individuals perform or are expected to perform services, and even if the individuals are, or may be reclassified by the courts, the Internal Revenue Service (“IRS”) or the U.S. Department of Labor (“DOL”) as, employees of Prudential including, without limitation:

(1)	An Agent Emeritus as to new Plan contributions after entering such category;

(2)	An individual who performs services for the Employer for which they are compensated through an employee leasing company, temporary employment agency, or other third-party agency;

(3)	Any retired or former Employee, as to new Plan contributions;

(4)	An international Employee, compensated in a currency other than U.S. dollars; or

(5)	An independent contractor (other than a Financial Professional eligible to participate in this Plan pursuant to Article III).

2.28 “Designated Person” means those individuals designated as such by Prudential Financial, Inc., and thus, subject to restrictions established by Prudential Financial, Inc. on Company Stock transactions, including, but not limited to, Company Stock Fund transactions.

2.29 “Disability Benefits Plan” means, with respect to any person, The Prudential Welfare Benefits Plan for Advisors, as may be amended from time to time.

2.30 “Disability Date” means the date at which the Employee is first eligible to receive long term disability benefits under the Disability Benefits Plan.

2.31 “Discretionary Company Contribution(s)” means a contribution made by the Employer to the Plan pursuant to Section 5.02.

2.32 “Discretionary Company Contributions Account” means the separate Account maintained for a Participant which contains the value of the Discretionary Company Contributions made by the Employer to the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.33 “Earnings”

(a) Subject to (b) and (c) below, an Eligible Employee’s Earnings for any payroll period means:

(1) any compensation for such period received from the Employer which is subject to Federal Income Tax Withholding, including draw account payments and quarterly and monthly sales commission bonus payments;

(2) any short-term disability benefits for such period payable to him or her under the Disability Benefits Plan and/or under the California Paid Family Leave Insurance Program, other than payments made under the Voluntary Short Term Disability Program of the Disability Benefits Plan;

(3) any compensation for such period received by the Participant while a Financial Advisor which is not subject to Federal Income Tax Withholding, excluding any such compensation received by him or her for business placed while an Agent Emeritus;

(4) any compensation not included in items (1) through (3) above (excluding allowances for foreign service) received by him or her with respect to service performed outside the United States to the extent that such compensation would be considered as Earnings if received for such service performed in a similar capacity in the United States for the Employer, even though all or a portion of such compensation may be exempted from Federal Income Tax Withholding pursuant to Code Section 3401(a)(8);

(5) salary reduction contributions under a plan that is intended to meet the requirements of Code Section 401(k);

(6) elective contributions pursuant to a salary reduction agreement under a cafeteria plan that is intended to meet the requirements of Code Section 125;

(7) elective amounts that are not includible in the gross income of the Employee by reason of Code Section 132(f)(4);

(8) any severance payments required to be made to the Participant under the state law severance requirements described in Appendix D of the Prudential Severance Plan;

(9) amounts that are specifically included pursuant to subsection (b)(11) below; and

(10) differential wage payments (as defined under Code Section 3401(h)(2)) from an Employer, to the extent required by law;

but using for each of items (2) and (3) above the amount which would have been applicable before any reduction which might be made in such item on account of the payment of any other benefit or compensation.

(b) “Earnings” shall not include:

(1) Awards or incentive payments, including but not limited to service awards, recognition awards, appreciation awards, and annual incentive awards provided under the Prudential Financial, Inc. Compensation Plan;

(2) Reimbursement for moving, relocation and other expenses;

(3) recruiting, sign-on/up-front, buy-out retention and other special employment-related payments;

(4) lump sum payments, including, but not limited to payment-in-lieu, special lump sum payments paid while employed or affiliated with Prudential or at separation from Prudential (except as required under paragraph (a)(8) above), unscheduled payments and team bonus payments, except as otherwise provided in paragraph (11) below;

(5) any commissions for transfers from the Systematic Investment Plan to a Financial Security Program annuity or for business placed while the Participant was not in service with the Employer;

(6) payments becoming payable after the Participant’s Termination of Service, or as a result of Termination of Service, other than payments meeting the requirements of Section 2.33(a)(8) of the Plan;

(7) any compensation which is to be excluded pursuant to the terms of any applicable collective bargaining agreement or any agreement between the Employer and the Participant;

(8) any reimbursement by the Employer of contributions made by the Participant pursuant to a cash sickness law;

(9) employer contributions (other than elective contributions pursuant to a salary reduction agreement) under a cafeteria plan that is intended to meet the requirements of Code Section 125;

(10) any amount deferred or paid under a non-qualified deferred compensation plan;

(11) any other type of variable or other irregular compensation, including without limitation, the types of compensation set out in Appendix A, unless such other type of compensation is specifically included by Prudential in its announcement of such other type of compensation;

(12) any compensation received by a Participant for services performed while employed by or associated with a Non-Participating Affiliate;

(13) any compensation received by a Participant if and to the extent to which such amount is subsequently determined to have been not properly payable; and

(14) notwithstanding any other provision of the Plan to the contrary, a Participant’s Earnings taken into account under the Plan for any Plan Year (including, for a Post-2025 Transferred-In Participant and a Post-Transferred-Out Participant, “Earnings” taken into account under PESP for the Plan Year of such individual’s transfer) shall not exceed the annual compensation limit of $360,000 (as adjusted by the Secretary of the Treasury for cost of living increases pursuant to Code Section 401(a)(17)). For purposes of applying this limit, all Earnings received during the Plan Year by an Eligible Employee shall be taken into account, regardless of whether: (i) the Eligible Employee has commenced participation in the Plan or (ii) the Eligible Employee is contributing to the Plan at the time such Earnings are received.

(c) Earnings for purposes of (i) Sections 2.10 and 2.11 shall mean compensation within the meaning of Code Section 414(s) and Treasury Regulation Section 1.414(s)-1, and (ii) Sections 4.01, 4.02, and 4.04 shall not include amounts that are not compensation under Section 7.01.

2.34 “Eligible Employee” means a Covered Employee who meets the requirements of the applicable provisions under Article III of the Plan.

2.35 “Employee” means any individual who is compensated by an Affiliate for services actually rendered as an employee, or as a statutory employee under Code Section 3121(d)(3)(B) (relating to full time life insurance salesmen). For the avoidance of doubt, use of the term “Employee” to refer to such a statutory employee, and other provisions of the Plan utilizing similar language or concepts, shall not be construed to imply that such individuals are common-law employees of an Employer, or employees for any purpose other than eligibility to qualify for benefits under this Plan, consistent with the applicable provisions hereunder and under the Code; such individuals are independent contractors for all purposes except to the extent contemplated by Code Sections 7701(a)(20) and 3121(d)(3), as applicable.

2.36 “Employer” means for any Plan Year Prudential and each Affiliate participating in this Plan. An Affiliate (other than Prudential) shall become an Employer in accordance with Section 19.06, and shall cease to participate in the Plan in accordance with such Section. Notwithstanding anything to the contrary herein, whenever any action is to be taken by the Employer pursuant to this Plan, it may be taken by Prudential on behalf of itself and all participating Affiliates hereunder.

2.37 “ERISA” means the Employee Retirement Income Security Act of 1974, together with its related rules and regulations, as presently enacted and as they may be amended from time to time. References to any Section of ERISA shall include any successor provision.

2.38 “Financial Advisor” means Financial Professionals and Financial Professional Associates, as defined herein.

2.39 “Financial Professional” means a full-time life insurance salesman as defined under Code Section 3121(d)(3), who provides services to Prudential under a Financial Professional Agreement.

2.40 “Financial Professional Agreement” means a Statutory Financial Professional Agreement, a Statutory Agent Agreement, a Senior Life Representative Agreement, or a Career Special Agent Agreement (or any predecessor or successor agreement).

2.41 “Financial Professional Associate” means an employee who is providing services under a Prudential Advisors Financial Professional Associate Agreement (or any predecessor or successor agreement).

2.42 “Financial Professional Associate Agreement” means an agreement engaging a Financial Professional Associate (or any predecessor or successor agreement)to provide services.

2.43 “Former Participant” means a Participant who has ceased to be a Covered Employee for any reason other than death.

2.44 “Highly Compensated Employee” means an Employee described in Code Section 414(q) who performed services for an Affiliate during the determination year and who (a) during the determination year or the look-back year was at any time a 5% owner (as defined in Code Section 414(q)(2)), or (b) for the look-back year received compensation (as defined in Code Section 414(q)(4)) from an Affiliate in excess of $160,000 (as adjusted by the Secretary of the Treasury for cost of living increases). The determination year shall be the Plan Year, and the look-back year shall be the 12-month period immediately preceding the determination year.

2.45 “Hour of Service” means each hour for which an Employee is engaged to provide services to an Affiliate under either a Financial Professional Associate Agreement, in the case of a Financial Professional Associate, or a Financial Professional Agreement, in the case of a Financial Professional. For purposes of this Plan, hours of service are determined by imputing 45 hours per week of service in which the Employee earns at least one Hour of Service as defined in DOL regulations section 2530.200b-2.

2.46 “Investment Oversight Committee” means the committee appointed pursuant to Section 15.03, or its delegate as appointed by the Investment Oversight Committee in accordance with Section 15.04.

2.47 “Investment Fund(s)” means the Company Stock Fund and one or more of the investment options, selected by the Investment Oversight Committee under Section 15.03, to which Participants, Beneficiaries, and alternate payees under QDROs may direct investment of amounts in their Plan Accounts.

2.48 “Leave of Absence” means a leave of absence (including an accommodation leave) granted to an Employee in accordance with the personnel policy of an Affiliate by which such Employee is employed or providing services to during which he or she is not expected to perform an Hour of Service.

2.49 “Money Source Group” means each of the following: (a) the After-Tax Money Source Group; (b) the Pre-Tax Money Source Group; (c) the Roth Money Source Group; (d) the Employer Contributions Money Source Group; and (e) the Employer Contributions (closed) Money Source Group, as defined in Section 16.03(b).

2.50 “Participant” means an individual who is an Eligible Employee, meets the participation requirements in Article III and has begun participation in the Plan pursuant to Article III. This term shall include any individual for whom an Account balance is maintained under the Plan. An individual shall cease to be a Participant upon the later of the date when (a) all amounts are distributed from his or her Accounts, or (b) the non-vested portion of his or her Company Matching Contribution Account and Discretionary Company Contributions Account is forfeited in accordance with Section 12.03. For purposes of Section 14.04, the term Participant includes Beneficiaries and alternate payees under QDROs.

2.51 “Period of Service” means a period beginning on the Employee’s Service Commencement Date (or Service Re-engagement Date) and ending on the Employee’s Severance from Service Date. A Period of Service shall include the period between the Participant’s Severance from Service Date and his or her Service Re-engagement Date if such Service Re-engagement Date occurs within twelve months of the Participant’s Severance from Service Date which occurred due to his or her Termination of Service. Also, for purposes of applying the rule in the immediately preceding sentence, if a Participant is absent from service for a reason other than a Termination of Service, and during such absence a Termination of Service occurs, and the Participant then has a Service Re-engagement Date within twelve months of the date he or she was first absent from service, the period of absence is treated as a Period of Service.

2.52 “Period of Severance” means the period commencing on the first day following an Employee’s Severance from Service Date and ending on the day immediately preceding the Employee’s Service Re-engagement Date.

2.53 “PESP” means The Prudential Employee Savings Plan, as in effect on the Plan’s Effective Date, and as may be further amended from time to time thereafter.

2.54 “Plan” means The Prudential Savings Plan for Advisors as set forth in this document and as may be amended from time to time.

2.55 “Plan’s Effective Date” means January 1, 2026.

2.56 “Plan Fund” means the total contributions made by the Employer and by all Employees pursuant to this Plan, increased by profits, gains, income and recoveries received, and decreased by losses, depreciation, benefits paid and expenses incurred but not paid by the Employer in the administration of the Plan. The term “Plan Fund” shall include all assets acquired by investment and reinvestment of the assets of the Plan Fund. The assets of the Plan Fund shall be held in trust or invested in insurance contracts or policies issued by an insurance company qualified to do business in a state or otherwise held by such an insurance company.

2.57 “Plan Year” means the calendar year.

2.58 “Post-2000 Company Matching Contribution Account” means the Company Match 1 Account and the Company Match 2 Account.

2.59 “Post-2025 Transferred-In Participant” means a Participant who, after January 1, 2026: (1) undergoes a change in employment classification from a position which was covered under the terms of PESP to a Financial Advisor, (2) as a result of such classification change, becomes ineligible to be covered under the terms of PESP, and (3) automatically ceases active participation in PESP, becomes a Covered Employee hereunder, and therefore commences participating in the Plan (provided that, for the avoidance of doubt, any such Post-2025 Transferred-In Participant will only become eligible to receive Company Matching Contributions hereunder after completing one Year of Service, including, their Periods of Service recognized under PESP).

2.60 “Post-2025 Transferred-Out Participant” means a Participant who, after January 1, 2026: (1) undergoes a change in employment classification from a position which was covered under the terms of this Plan to a position other than a Financial Advisor, (2) as a result of such classification change, becomes ineligible to be covered under the terms of this Plan, and (3) automatically ceases active participation in this Plan, becomes a Covered Employee under PESP, and therefore commences participating in PESP.

2.61 “Prior Company Contributions Account” means the separate, fully vested Account maintained for a Participant that contains the value of Company Matching Contributions made by the Employer under PESP before January 1, 2001, and the earnings (or losses) thereon.

2.62 “Prudential” or the “Company” means The Prudential Insurance Company of America.

2.63 “Qualified Domestic Relations Order” or “QDRO” means a judgment, decree or order (including an approval of a property settlement agreement) issued by a court or state administrative agency with appropriate jurisdiction that relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant, that is made pursuant to a domestic relations law of a state, that meets the requirements of Code Section 414(p), and that creates or recognizes the right of an alternate payee to receive all or a portion of the vested benefit payable to a Participant.

2.64 “Qualified Matching Contribution(s)” means matching contributions made pursuant to Section 5.03.

2.65 “Qualified Matching Contributions Account” means the separate Account maintained for a Participant that contains the value of Qualified Matching Contributions made by the Employer under the Plan, and any such amounts spun-off from PESP, and any earnings or losses thereon.

2.66 “Qualified Nonelective Contribution(s)” means contributions (other than matching contributions) made pursuant to Section 5.04.

2.67 “Qualified Nonelective Contributions Account” means the separate Account maintained for a Participant that contains the value of Qualified Nonelective Contributions made by the Employer under the Plan, and any such amounts spun-off from PESP, and any earnings or losses thereon.

2.68 “Rollover Contribution(s)” means a voluntary contribution made by an individual to the Plan pursuant to Section 4.06.

2.69 “Roth 401(k) Account” means the separate Account maintained for a Participant that contains the value of Roth 401(k) Contributions made by such Participant to the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon. This account also includes Roth Catch-up Contributions made by such Participant under the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.70 “Roth 401(k) Contribution” means an elective deferral made by a Participant to the Plan pursuant to an election (or deemed election) under Section 4.02.

2.71 “Roth In-Plan Rollover” means an in-plan rollover that a Participant elects in accordance with the requirements of Section 4.07.

2.72 “Roth In-Plan Rollover Contribution” means an Eligible Rollover Distribution meeting the requirements of Section 4.07(a) that the Participant elects to roll over to a Roth In-Plan Conversion Account in accordance with the provisions of Section 4.07.

2.73 “Roth In-Plan Conversion Account” means the separate Account maintained for a Participant for purposes of allocating the Roth In-Plan Rollover Contributions made by such Participant to the Plan, and any such amounts spun-off from PESP, and any earnings or losses thereon.

2.74 “Roth 401(k) Rollover Account” means the separate Account maintained for a Participant that contains the value of Roth Rollover Contributions made by such Participant to the Plan, and any such amounts spun-off from PESP, and the earnings (or losses) thereon.

2.75 “Roth Rollover Contribution(s)” means voluntary Roth rollover contributions made by an individual to the Plan.

2.76 “Senior Vice President” or “SVP” means the most senior Vice President responsible for corporate Human Resources of Prudential, or the successor to his or her duties relating to corporate Human Resources.

2.77 “Service Commencement Date” means the first date on which an Employee is entitled to be credited with an Hour of Service.

2.78 “Service Re-engagement Date” means the first date following an Employee’s Severance from Service Date upon which the Employee is credited with an Hour of Service.

2.79 “Severance from Service Date” means the earlier of:

(a) the date on which an Employee Terminates Service or dies; or

(b) the first anniversary of the date on which an Employee remains absent from service (with or without pay) with an Affiliate for any reason other than Termination of Service or death, such as holiday, sickness, disability, vacation, Leave of Absence, or layoff.

Solely for purposes of determining whether an Employee experiences a one-year Period of Severance, the Severance from Service Date of an Employee who is absent from service beyond the first anniversary of the first day of absence by reason of a maternity or paternity leave is the second anniversary of the first day of such absence. An Employee shall be considered to be on maternity or paternity leave if absent from service because of the pregnancy of such individual, because of the birth of a child of such individual, because of the placement of a child with the individual in connection with the adoption of such child by the individual, or for purposes of caring for such child for a period beginning immediately following such birth or placement, provided the Employee furnishes to the Administrative Committee such timely information as may be reasonably required to establish that the Employee’s absence qualifies as a maternity or paternity leave and the length of such qualifying absence.

2.80 “Spouse” means the person to whom a Participant is legally married on the Participant’s Annuity Starting Date or, if earlier, the date of the Participant’s death. The term “Spouse” shall also include an individual to whom a Participant was previously married to the extent so required under the terms of a QDRO. For all Plan purposes, a Participant is “married” if the Participant has a Spouse.

In accordance with Revenue Ruling 2013-17 and Notice 2014-19, for all Plan purposes, a Spouse includes any spouse of a legal marriage, including a same-sex spouse, that is validly entered into in a state whose laws authorize the marriage of two individuals of the same sex, even if the individuals are domiciled in a state that does not recognize the validity of same-sex marriages. However, individuals (whether part of an opposite-sex or same-sex couple) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state are not treated as legally married. For this purpose, the term “state” means any domestic or foreign jurisdiction having the legal authority to sanction marriages.

2.81 “Termination of Service” including the verb forms “Terminates Service” and “Terminated Service,” means the voluntary or involuntary termination of employment with all Affiliates for any reason other than death, or the cessation of his or her services under a Financial Professional Agreement, or a Financial Professional Associate Agreement, as applicable. A Participant who is a Post-2025 Transferred-Out Participant will not have incurred a Termination of Service until his voluntary or involuntary termination of employment with all Affiliates for any reason other than death.

Notwithstanding the foregoing, for purposes of Section 7.01 and Section 2.33 with regard to elective deferrals, in no event shall the Participant’s Termination of Service be later than the date of the Participant’s “severance from employment,” as defined in Treas. Reg. § 1.415(a)-1(f)(5).

2.82 “Trust” means one or more legal entities, including a “master” trust (if applicable), created by a trust agreement between Prudential and the Trustee under which the Trustee shall hold all or a specified portion of the Trust Fund for the benefit of Participants, Beneficiaries, and alternate payees under QDROs.

2.83 “Trust Fund” means that portion of the Plan Fund that is not invested in insurance contracts or policies issued by an insurance company qualified to do business in a state or otherwise held by such an insurance company.

2.84 “Trustee” means the parties, individual or corporate, named as Trustee in the Trust, or any successor thereto.

2.85 “Valuation Date” means the close of business on each business day, unless otherwise specified by the Administrative Committee. For purposes of this definition, a business day is a day when the New York Stock Exchange is open for business, unless otherwise specified by the Administrative Committee.

2.86 “Year of Service” means every 365 days of a Period of Service. Partial Years of Service shall be expressed in terms of days. Subject to the provisions of Section 12.04, in determining a Participant’s Years of Service, all non-successive periods of Period of Service shall be aggregated.

Notwithstanding the foregoing, if a Covered Employee is absent on account of active service in the Armed Forces of the United States for which the Covered Employee retains “reemployment” rights under federal statute, and if the Covered Employee returns to the employ of an Affiliate within the period provided by applicable law, he or she shall be given credit for the period of such absence (to the extent provided by applicable law) for purposes of vesting under Article XII and eligibility for Company Matching Contributions under Section 5.01. (See also Section 4.08 concerning qualified military service.)

ARTICLE III

ELIGIBILITY and PARTICIPATION

3.01 Participation as of the Effective Date of the Plan.

(a) Active Transfers from PESP. A Financial Advisor who was eligible to participate in PESP as of December 31, 2025, and whose eligibility to participate in PESP terminated due to such Financial Advisor’s benefit under PESP (including a benefit of $0) being spun-off to this Plan as of the Plan’s Effective Date (an “Active Prior PESP Participant”) automatically became an active Participant in the Plan as of the Plan’s Effective Date; provided that any such Active Prior PESP Participant will only become eligible to receive Company Matching Contributions after completing one Year of Service, recognizing his or her Periods of Service recognized under PESP.

(b) Inactive Transfers from PESP. A Financial Advisor whose employment or service was terminated on or after January 1, 2020, but who maintained an account balance under PESP as of December 31, 2025, and whose participation in PESP terminated due to such Financial Advisor’s benefit under PESP being spun-off to this Plan as of the Plan’s Effective Date (an “Inactive Prior PESP Participant”) automatically became an inactive Participant in the Plan as of the Plan’s Effective Date. For purposes of this Plan, Inactive Prior PESP Participants and Active Prior PESP Participants shall be referred to collectively as “Prior PESP Participants.” For the avoidance of doubt, the unvested account balance transferred from PESP (if any) of an Inactive Prior PESP Participant shall be subject to Section 12.03 hereunder, including potential reinstatement of such account hereunder, if and as applicable.

(c) Transferred Data from PESP Applicable to Prior PESP Participants.

(i) All “Periods of Service” recognized under PESP for a Prior PESP Participant as of immediately prior to the Plan’s Effective Date are counted as Periods of Service under the terms of the Plan.

(ii) Any loans under PESP for a Prior PESP Participant outstanding immediately prior to the Plan’s Effective Date were transferred in-kind to the Plan, all subsequent repayments on such loans will be made to the Plan, and such loans are thereafter administered under the terms of the Plan.

(iii) Any investment and beneficiary elections, and any existing QDROs and/or powers of attorney in place, under PESP for a Prior PESP Participant in effect immediately prior to the Plan’s Effective Date apply to this Plan on and after the Plan’s Effective Date, until otherwise revised in accordance with Plan procedures.

(iv) Solely for the 2025 plan year under PESP, each Prior PESP Participant who would have been entitled to receive an additional, true-up “Company Matching Contribution” thereunder (if any), but whose account under PESP transferred to this Plan as a result of the spin-off, shall instead receive such true-up matching contribution in his or her Account under this Plan (if applicable). Additionally, with respect to the 2025 plan year under PESP, the requirement to be employed by or providing services to the Company on the last day of such plan year did not apply to any participant thereunder who otherwise satisfied the eligibility requirements for a true-up “Company Matching Contribution” thereunder, provided that such participant made before-tax contributions (including Roth 401(k) Contributions) and catch-up contributions to PESP with respect to the 2025 plan year thereunder.

(v) Any deferral election under PESP (including, if applicable, any deemed election(s) and automatic increase(s) thereunder) for an Active Prior PESP Participant in effect immediately prior to the Plan’s Effective Date shall apply to this Plan on and after the Plan’s Effective Date, until otherwise revised in accordance with Plan procedures.

3.02 Ongoing Eligibility and Commencement of Participation.

(a) Newly Hired Employees.

(i) Deferrals. Except as provided under Section 3.01, and subject to the auto-enrollment provisions under Section 3.03, each Employee hired on and after the Plan’s Effective Date shall be an Eligible Employee and may commence Plan participation, except with respect to eligibility for Company Matching Contributions, upon the later of (1) his or her Service Commencement Date, or (2) the date he or she becomes a Covered Employee.

(ii) Company Matching Contributions. Except as provided under Section 3.01, each Employee hired on and after the Plan’s Effective Date shall be an Eligible Employee and may commence Plan participation with respect to eligibility for Company Matching Contributions upon the later of (1) the date he or she completes one Year of Service, or (2) the date he or she becomes a Covered Employee.

An Eligible Employee who is eligible to enroll as a Participant in the Plan pursuant to this Article III may elect to enroll, or not to enroll, pursuant to procedures established by the Administrative Committee.

(b) Rehired Employees.

(i) Subject to the auto-enrollment provisions under Section 3.03, a former Employee who did not become an Eligible Employee pursuant to Section 3.02(a)(i) or (ii) of this Plan, as applicable, solely because he or she was not a Covered Employee on the date as of which he or she would have become an Eligible Employee pursuant to Section 3.02(a)(i) or (ii), as the case may be, shall become an Eligible Employee within the meaning of Section 3.02(a)(i) or (ii), as applicable, on the later of (a) the date he or she becomes a Covered Employee or (b) his or her Service Re-engagement Date.

(ii) Subject to the auto-enrollment provisions under Section 3.03, a former Employee who once was an Eligible Employee within the meaning of Section 3.02(a)(i) or (ii) shall again become such an Eligible Employee, respectively, on the date that he or she completes an Hour of Service as a re-engaged Employee.

(c) Post-2025 Transferred-In Participants from PESP. Any Post-2025 Transferred-In Participant will be subject to the following provisions:

(i) Such Participant’s benefit under PESP will not transfer to this Plan, and will remain in his or her account under PESP;

(ii) Such Participant’s existing beneficiary election(s) from, and any existing QDROs and/or powers of attorney in place under, PESP shall not automatically transfer to this Plan, and will remain under PESP;

(iii) Such Participant’s “Periods of Service” recognized under PESP will be counted as Periods of Service under the terms of this Plan for all purposes, including but not limited to vesting and eligibility for Company Matching Contributions; and

(iv) Such Participant’s existing deferral and investment election(s) from PESP (including, if applicable, any deemed election(s) and automatic increase(s) thereunder) will be automatically transferred to this Plan, until otherwise changed in accordance with the terms of this Plan.

Additionally, Article IV contains special provisions applicable to true-up Company Matching Contributions, and Article XIII contains additional provisions applicable to loans.

(d) Post-2025 Transferred-Out Participants to PESP. Any Post-2025 Transferred-Out Participant will be subject to the following provisions:

(i) Such Participant’s benefit under this Plan will not transfer to PESP, and will remain in his or her account under this Plan;

(ii) Such Participant’s existing beneficiary election(s) from, and any existing QDROs and/or powers of attorney in place under, this Plan shall not automatically transfer to PESP, and will remain under this Plan; and

(iii) Such Participant’s “Periods of Service” recognized under PESP will be counted as Periods of Service under the terms of this Plan for all purposes, including but not limited to vestingi88ii.

Additionally, Article XIII contains additional provisions applicable to loans.

Furthermore, for purposes of clarity and the avoidance of doubt, a Participant who undergoes such a transfer from this Plan to PESP will not, solely as a result of such transfer, be deemed to have Terminated Service.

3.03 Automatic Enrollment.

(a) Deemed Contributions. An Eligible Employee whose Service Commencement Date (or Service Re-engagement Date) occurs on or after the Plan’s Effective Date, and who has not affirmatively elected to make, or not to make, Before-Tax Contributions or Roth 401(k) Contributions shall be deemed to have elected via a payroll contribution election to contribute 4% of his or her Earnings to the Plan for each payroll period, which amount shall be contributed by the Employer as Roth 401(k) Contributions on behalf of the Eligible Employee. Such deemed contribution election shall become effective as soon as administratively practicable after the end of the period, as established by the Administrative Committee, during which the Eligible Employee may first affirmatively elect to make, or not to make, Roth 401(k) Contributions to the Plan.

(b) Notice Provisions. The Administrative Committee shall distribute, in accordance with procedures established by the Administrative Committee, to all Eligible Employees to whom paragraph (c) applies, a notice that explains the automatic contribution feature described above and the Eligible Employee’s right to elect to have no such automatic contributions made or to change the amount of such automatic contributions, including the procedure for exercising that right and the timing for implementation of any such election. Also, each Participant to whom such paragraph applies shall be notified annually of his or her automatic contribution percentage and the Participant’s right to change the percentage, including the procedure for exercising that right and the timing for implementation of any such election.

(c) Return of Automatic Contributions. A Participant may elect a return of his or her deemed Roth 401(k) Contributions (as adjusted for any applicable earnings and losses and any generally applicable fees) made under Section 3.03(a) in accordance with Code Section 414(w) and the Treasury Regulations thereto, provided that such election is made no later than 90 days after the date of the first deemed Roth 401(k) Contribution. Company Matching Contributions (as adjusted for any applicable earnings and losses) attributable to the withdrawn deemed Roth 401(k) Contributions will be forfeited.

ARTICLE IV

EMPLOYEE CONTRIBUTIONS

4.01 Before-Tax Contributions.

(a) Deferral Election. Subject to the limitations contained in Article VII or otherwise determined by the Administrative Committee, in lieu of paying cash compensation to the Participant, for each payroll period the Employer shall contribute on behalf of each Participant who is a Covered Employee, pursuant to a payroll deferral election made by the Participant in a manner prescribed by the Administrative Committee, a whole percentage from 1% to 50% of the Participant’s Earnings on a before-tax basis for the period (where such percentage, when combined with the Participant’s Roth 401(k) Contribution percentage and After-Tax Contribution percentage under Sections 4.02 and 4.03, shall not exceed 50%). A Participant may change at any time the elected percentage for Before-Tax Contribution payroll deferrals under this Section 4.01 to any whole number from zero to 50, and such change shall become effective as of the payroll period that occurs as soon as administratively practicable following such election. Before-Tax Contributions shall include all amounts contributed under this Section in a Plan Year and shall be credited to the Participant’s Before-Tax Account. The Before-Tax Contributions of a Participant, when combined with the Participant’s Roth 401(k) Contributions for the taxable year, shall not exceed the lesser of (i) 50% of the Participant’s Earnings, or (ii) $24,500 (as adjusted by the Secretary of the Treasury for cost of living increases pursuant to Code Section 402(g)) for the Participant’s taxable year.

(b) Highly Compensated Employee Deferral Election Limit. Notwithstanding anything herein to the contrary, on and after the Plan’s Effective Date, each Highly Compensated Employee will be limited to contributions to the Plan on a combined before-tax and Roth basis of 17% of his or her Earnings for the applicable payroll period, unless and until otherwise determined in the Administrative Committee’s sole discretion.

4.02 Roth 401(k) Contributions.

(a) Deferral Election. Subject to the limitations contained in Article VII or otherwise determined by the Administrative Committee, in lieu of paying cash compensation to the Participant, for each payroll period the Employer shall contribute on behalf of each Participant who is a Covered Employee, pursuant to a payroll deferral election made (or deemed made) by the Participant in a manner prescribed by the Administrative Committee, a whole percentage from 1% to 50% of the Participant’s Earnings on a Roth after-tax basis for the period (where such percentage, when combined with the Participant’s Before-Tax Contribution percentage and After-Tax Contribution percentage under Sections 4.01 and 4.03, shall not exceed 50%). A Roth 401(k) Contribution is designated irrevocably by the Participant at the time of the cash or deferred election as a contribution that is being made in lieu of all or a portion of the Before-Tax Contributions the Participant is otherwise eligible to make under the Plan, and are treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election. A Participant may change at any time the elected percentage for Roth 401(k) Contributions under this Section 4.02 to any whole number from zero to 50, and such change shall become effective as of the payroll period that occurs as soon as administratively practicable following such election. Roth 401(k) Contributions shall include all amounts contributed under this Section in a Plan Year and shall be allocated to a separate account to be known as the Roth 401(k) Account which shall be maintained for such deferrals as described in Section 6.01(b). The Roth 401(k) Contributions of a Participant, when combined with the Participant’s Before-Tax Contributions for the taxable year, shall not exceed the lesser of (i) 50% of the Participant’s Earnings, or (ii) $24,500 (as adjusted by the Secretary of the Treasury for cost of living increases pursuant to Code Section 402(g)) for the Participant’s taxable year.

(b) Highly Compensated Employee Deferral Election Limit. Notwithstanding anything herein to the contrary, on and after the Plan’s Effective Date, each Highly Compensated Employee will be limited to contributions to the Plan on a combined before-tax and Roth basis of 17% of his or her Earnings for the applicable payroll period, unless and until otherwise determined in the Administrative Committee’s sole discretion.

4.03 After-Tax Contributions.

(a) Contribution Election. Subject to the limitations contained in Article VII or otherwise determined by the Administrative Committee, for each payroll period a Participant who is a Covered Employee may contribute on an after-tax basis, pursuant to a payroll deduction election made by the Participant in a manner prescribed by the Administrative Committee, a whole percentage from 1% to 50% of his or her Earnings for the period (where such percentage, when combined with the Participant’s Before-Tax Contribution percentage and Roth 401(k) Contribution percentage under Sections 4.01 and 4.02, shall not exceed 50%). A Participant may change at any time the elected percentage for After-Tax Contributions under this Section 4.03 to any whole number from zero to 50, and such change shall become effective as of the payroll period that occurs as soon as administratively practicable following such election. After-Tax Contributions shall be credited to the Participant’s After-Tax Account.

(b) Highly Compensated Employee Contribution Election Limit. Notwithstanding anything herein to the contrary, on and after the Plan’s Effective Date, each Highly Compensated Employee will be limited to contributions to the Plan on an after-tax basis of 11% of his or her Earnings for the applicable payroll period, unless and until otherwise determined in the Administrative Committee’s sole discretion.

4.04 Catch-Up Contributions.

(a) All Participants who are eligible to make Before-Tax Contributions or Roth 401(k) Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-up Contributions on a before-tax and Roth basis pursuant to a payroll deduction election made by the Participant in a manner prescribed by the Administrative Committee, in accordance with, and subject to the limitations of, Code Section 414(v).

(b) Catch-up Contributions are Before-Tax Contributions or Roth 401(k) Contributions that are made to the Plan in excess of an otherwise applicable plan limit. An otherwise applicable plan limit is a limit in the Plan that applies to Before-Tax Contributions or Roth 401(k) Contributions, as applicable, without regard to Catch-up Contributions, such as the limits on annual additions, the dollar limitation on Before-Tax Contributions and Roth 401(k) Contributions under Code Section 402(g) (not counting Catch-up Contributions) and the limit imposed by the actual deferral percentage (ADP) test under Code Section 401(k)(3).

(c) Catch-up Contributions for a Participant for a taxable year may not exceed (1) the limit (as may be adjusted by the Secretary of the Treasury) on Catch-up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year or (2) when added to other Before-Tax Contributions and Roth 401(k) Contributions, 100% of the Participant’s Earnings for the taxable year. The limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) is $8,000 or, for Participants who attain age 60, 61, 62 or 63, $11,250, as may be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 414(v)(2)(C) or Code Section 414(v)(2)(E), as applicable.

(d) Catch-up Contributions are not eligible for Company Matching Contributions. Catch-up Contributions are not subject to the limits on annual additions under Article VII, are not counted in the Average Deferral Percentage test, and are not counted in determining the minimum allocation under Code Section 416 (but Catch-up Contributions made in prior years are counted in determining whether the Plan is top-heavy).

4.05 Contribution Accelerator.

(a) A Participant (other than a Highly Compensated Employee or Designated Person for a period) who has elected (or is deemed to have elected) to contribute between 1% and 14% of his or her Earnings for the period to the Plan as Before-Tax Contributions and/or Roth 401(k) Contributions, in the aggregate, shall have automatic increases (“Contribution Accelerator”) made to his or her Before-Tax Contribution or Roth 401(k) Contribution deferral percentage in increments of 1% (or higher whole percentage, if elected by the Participant) per year, up to 15% of his or her Earnings, each April 1 or as soon as administratively practicable thereafter (or as of such other annual prospective date, as elected by the Participant), in accordance with the following provisions:

(1) if no Before-Tax Contributions or Roth 401(k) Contributions are being made to the Plan on a Participant’s behalf, the Contribution Accelerator shall not apply;

(2) if only Before-Tax Contributions are being made to the Plan on the Participant’s behalf (pursuant to either a deemed or affirmative election), the Contribution Accelerator will increase the deferral percentage of Before-Tax Contributions;

(3) if only Roth 401(k) Contributions are being made to the Plan on the Participant’s behalf (pursuant to either a deemed or affirmative election), the Contribution Accelerator will increase the deferral percentage of Roth 401(k) Contributions; and

(4) if both Before-Tax Contributions and Roth 401(k) Contributions are being made to the Plan on the Participant’s behalf, the Contribution Accelerator will increase the first such deferral percentage contribution that the Participant elected (or is deemed to have been elected), as applicable.

A Participant can elect out of the Contribution Accelerator so that his or her deferral percentage is not automatically increased, or can elect an annual deferral percentage increment other than 1%, or can elect that the Contribution Accelerator apply to Before-Tax Contributions and/or Roth 401(k) Contributions in a different manner than described above in this Section 4.05, at any time, in a manner prescribed by the Administrative Committee. If a Participant elects out of Contribution Accelerator, Before-Tax Contributions and Roth 401(k) Contributions shall continue at the last applicable percentage increase (pursuant to either a deemed or affirmative election). For avoidance of doubt, an election of 0% shall be deemed to be an election out of the Contribution Accelerator.

(b) The Administrative Committee shall distribute, in accordance with procedures established by the Administrative Committee, to all Eligible Employees to whom paragraph (a) applies, a notice that explains the Contribution Accelerator feature and the Eligible Employee’s right to elect out of the Contribution Accelerator, or change the amount of the annual Accelerator, as described in the prior paragraph, including the procedure for exercising this right and the timing for implementation of any such election. Also, each Participant to whom such paragraph applies shall be notified annually of his or her automatic contribution percentage and the Participant’s right to change the percentage, including the procedure for exercising that right and the timing for implementation of any such election.

4.06 Rollover Contributions.

Any Covered Employee may make a Rollover Contribution to the Plan. A Rollover Contribution is a contribution which is an eligible rollover distribution from another eligible retirement plan under Code Section 402(c), that is, it satisfies the conditions for income tax-free contributions in accordance with Code Section 402, 403, or 457 of amounts distributed from other eligible retirement plans (including annuity contracts described in Code Section 403(b) and eligible plans under Code Section 457(b) that are maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state) or traditional individual retirement accounts or annuities described in Code Section 408(a) or 408(b) (including conduit individual retirement accounts or annuities (former Code Section 408(d)) and simplified employee pensions (Code Section 408(k)), but excluding SIMPLE IRAs under Code Section 408(p)). In addition, the Plan will accept a direct rollover of after-tax contributions from a qualified plan described in Code Section 401(a) or 403(a) and an annuity contract described in Code Section 403(b). A Participant, whether or not he or she is then a Covered Employee, may also make a Rollover Contribution to the Plan. The Administrative Committee may require the Covered Employee or the Participant, as applicable, (hereinafter such individual shall be referred to as an “Authorized Rollover Contributor”) to produce such evidence with respect to the taxability of the Rollover Contribution and its conformity to the foregoing conditions as it deems necessary prior to receipt of a Rollover Contribution. Amounts attributable to Rollover Contributions of pre-tax contributions shall be non-forfeitable, shall be credited to the Before-Tax Rollover Account, and shall be accounted for separately from other amounts contributed for the Participant hereunder. Amounts attributable to Rollover Contributions of after-tax contributions shall be nonforfeitable and shall be credited to the After-Tax Rollover Account. For the purpose of Article VII, Rollover Contributions shall be disregarded. Notwithstanding the foregoing, the Plan shall accept a rollover contribution to a Roth 401(k) Rollover Account only if it is a direct rollover from another Roth 401(k) account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c). All Rollover Contribution applications shall be made in a manner prescribed by the Administrative Committee.

4.07 Roth In-Plan Rollovers.

(a) Right to Elect Roth In-Plan Rollover. A Participant (for purposes of this Section 4.07, including a Beneficiary who is a surviving Spouse, and an alternate payee under a QDRO) may elect to roll over such portion of an Eligible Rollover Distribution that is then currently distributable under the Plan (other than Roth 401(k) Contributions) directly to a Roth In-Plan Conversion Account in accordance with the Plan’s election procedures and the applicable provisions of Code Section 402A and IRS guidance thereunder.

(b) Plan Rules Applicable to Roth In-Plan Rollovers. Roth In-Plan Rollover Contributions will be subject to the same Plan rules applicable to Roth 401(k) Contributions except that the limitations prescribed by Code Sections 401(k), 402(g) and 415 and those set forth in Section 4.02 and Article VII of the Plan will not be applicable.

(c) Spousal Consent. A Participant is not required to obtain the consent of his or her Spouse to elect a Roth In-Plan Rollover.

(d) Voluntary Tax Withholding Elections. A Participant may elect, in accordance with the Plan’s procedures, to have a portion of the eligible amount he or she elects to roll over to a Roth In-Plan Conversion Account distributed solely for the purpose of satisfying the anticipated federal and/or state income tax withholding attributable to his or her Roth In-Plan Rollover. Any election made by a Participant under this subsection 4.07(d) shall be expressly conditioned upon compliance with applicable federal securities law restrictions and Prudential Financial, Inc.’s policies regarding compliance with such laws.

(e) Investment Provisions. Unless the Particpant elects otherwise in accordance with the Plan’s procedures and subject to compliance with applicable federal securities law restrictions and Prudential Financial, Inc.’s policies regarding compliance with such laws, Roth In-Plan Rollover Contributions will remain invested in the same Investment Funds in which they were invested prior to such Participant’s election of the Roth In-Plan Rollover.

(f) Tax Reporting. The Plan shall maintain such records as are necessary for the proper tax reporting of Roth In-Plan Rollovers.

4.08 Qualified Military Service.

(a) If a Covered Employee whose employment rights are protected by USERRA is reemployed or re-engaged by an Affiliate, such Employee may elect to make Before-Tax contributions, Roth 401(k) Contributions, and After-Tax contributions as permitted under the Plan for the period during which the Employee was in “qualified military service” (as defined under USERRA). The Employee shall designate the Plan Year(s) to which such contributions relate. Such contributions may be made during the period beginning on the date of the reemployment or re-engagement of such Employee, and must be made by the end of the period that is the lesser of (1) the product of three and the period of qualified military service, or (2) five years following the date of such reemployment or re-engagement.

(b) In the event an Employee makes Before-Tax contributions, Roth 401(k) Contributions, or After-Tax Contributions in accordance with subsection (a) above, corresponding Company Matching Contributions shall be made based on the rate of matching contributions in effect for the Plan Year to which the contributions relate, as determined by the Employee’s election under subsection (a) above.

(c) In the event any contributions are made pursuant to subsections (a) and (b) above, the Employee shall not be entitled to retroactive earnings on such contributions.

(d) A Covered Employee whose employment rights are protected by USERRA and who returns to employment with an Affiliate following a period of qualified military service shall, for purposes of this Section 4.08, be treated as receiving Earnings equal to the Earnings the Covered Employee would have received during such period if the Covered Employee were not in qualified military service, determined based on the rate of pay the Covered Employee would have received but for the absence; provided, however, if the amount of Earnings the Covered Employee would have received during such period is not reasonably certain, Earnings for this purpose shall equal the Covered Employee’s average Earnings during the 12 months immediately preceding the qualified military service (or, if shorter, the period of employment immediately preceding the qualified military service).

(e) Any contributions made pursuant to subsections (a) and (b) above are not subject to the limits under Code Sections 402(g) (as described in Section 7.08) and 415 (as described in Sections 7.01 and 7.02) in the Plan Year(s) in which made; rather, such contributions are subject to such limits in the Plan Year(s) to which the contributions relate, as determined by the Employee’s election under subsection (a) above. Such contributions will not be subject to the ADP test described in Section 7.03 or the ACP test described in Section 7.04.

4.09 Payment of Contributions.

The Employer shall pay, or see to the payment by a participating Affiliate, to the Plan Fund, the Before-Tax Contributions, Roth 401(k) Contributions, and After-Tax Contributions on behalf of each Participant as soon as administratively practicable after the end of each payroll period. The Employer shall deliver amounts received for Rollover Contributions to the Plan Fund as soon as administratively practicable following receipt from the Participant. Such contribution payments shall be accrued in the fiscal year of the Employer which ends with or within the Plan Year.

ARTICLE V

EMPLOYER CONTRIBUTIONS

5.01 Company Matching Contributions.

(a) Subject to the limitations contained in Article VII, for each payroll period the Employer shall contribute a Company Matching Contribution on behalf of each Participant who has completed one Year of Service and is a Covered Employee, equal to the Participant’s Before-Tax Contributions and Roth 401(k) Contributions for the payroll period up to a maximum of 4% of Earnings. One hundred percent (100%) of the Company Matching Contributions made to the Plan shall be credited to the Participant’s Company Match 1 Account.

(b) The Employer will contribute additional Company Matching Contributions (if any) on behalf of each such Participant who is employed by or providing services to the Company on the last day of the Plan Year in an amount equal to (a) one hundred percent (100%) of the Participant’s Before-Tax Contributions and Roth 401(k) Contributions deducted from the Participant’s Earnings during the Plan Year, to the extent that these contributions do not exceed 4% of the Participant’s Earnings paid during the Plan Year, minus (b) the amount of Company Matching Contributions already contributed to the Plan for such Plan Year. Notwithstanding anything herein to the contrary, any Post-2025 Transferred-In Participant will have their before-tax contributions and Roth contributions, earnings, and company matching contributions made under PESP for such Plan Year taken into account for the year of the transfer, for purposes of calculating the additional, true-up Company Matching Contribution, which shall be made to this Plan, and not to PESP (if applicable).

5.02 Discretionary Company Contributions.

(a) The Employer may make, with respect to any Plan Year, a Discretionary Company Contribution to the Plan pursuant to resolutions duly adopted by the Compensation and Human Capital Committee of the Board of Directors of the Company (or by its delegate pursuant to the authority and direction provided in resolutions duly adopted by the Compensation and Human Capital Committee). The Discretionary Company Contribution, if made, will be allocated to the Accounts of eligible Participants on a pro-rata basis, in the same ratio that each eligible Participant’s Earnings bears to the total Earnings of all eligible Participants. However, if the authorizing resolution provides for a flat dollar amount per eligible Participant, the Discretionary Company Contribution will be allocated per-capita, in the same dollar amount to each eligible Participant. An eligible Participant for this purpose means each Participant who satisfies the eligibility requirements set by the Compensation and Human Capital Committee of the Board of Directors of the Company (or its authorized delegate) to receive an allocation of the Discretionary Company Contribution made to the Plan for the applicable Plan Year.

(b) The Discretionary Company Contribution for a Plan Year shall be made to the Plan no later than by the tax return filing due date (plus extensions) of the Employer for the year to which the contribution relates.

(c) The Discretionary Company Contribution for a Plan Year shall satisfy the nondiscrimination requirements under the Code, including Code Sections 401(a)(4) regarding amounts testing and 410(b) regarding minimum coverage testing, and the regulations thereto.

5.03 Qualified Matching Contributions.

The Employer may contribute and allocate Qualified Matching Contributions to Participants’ Accounts in accordance with Treasury Regulation section 1.401(k)-2(a)(6). Such contributions are 100 percent vested and nonforfeitable when allocated, and may be distributed only to the same extent as elective deferrals (i.e., Before-Tax Contributions or Roth 401(k) Contributions). In order to be taken into account under the ADP test in Section 7.03 or ACP test in Section 7.04 for a Plan Year, Qualified Matching Contributions must be made to the Plan by the end of the 12-month period following such Plan Year.

5.04 Qualified Nonelective Contributions.

The Employer may contribute and allocate Qualified Nonelective Contributions to Participants’ Accounts in accordance with Treasury Regulations section 1.401(k)-2(a)(6) or in accordance with Employee Plans Compliance Resolution System (Revenue Procedure 2021-30 or its successor). Such contributions are 100 percent vested and nonforfeitable when allocated, and may be distributed only to the same extent as elective deferrals (i.e., Before-Tax Contributions or Roth 401(k) Contributions). In order to be taken into account under the ADP test in Section 7.03 or ACP test in Section 7.04 for a Plan Year, Qualified Nonelective Contributions must be made to the Plan by the end of the 12-month period following such Plan Year.

5.05 Transfers from Another Qualified Plan.

With the consent of the Administrative Committee, the Plan may accept transferred assets from other Code Section 401(a) qualified plans for Covered Employees. Such transfers shall be in cash unless the Administrative Committee approves of the transfer of other property in which case the Administrative Committee may establish a segregated fund for such assets, subject to such rules or regulations as the Administrative Committee may adopt.

5.06 Payment of Contributions.

Unless otherwise determined by the Senior Vice President, the Employer shall deliver Company Matching Contributions as soon as administratively practicable after the end of the payroll period of the contributions to which they relate. Such contribution payments shall be accrued in the fiscal year of the Employer which ends with or within the Plan Year.

ARTICLE VI

PARTICIPANT ACCOUNTS AND RETURN OF CONTRIBUTIONS

6.01 Participants’ Accounts.

(a) The Administrative Committee shall establish a separate account or subaccounts, as it sees fit, including Before-Tax Account, After-Tax Account, Prior Company Contributions Account, Company Match 1 Account, Company Match 2 Account, Discretionary Company Contributions Account, Before-Tax Rollover Account, Roth 401(k) Rollover Account, After-Tax Rollover Account, Roth 401(k) Account, Roth In-Plan Conversion Account, Qualified Matching Contributions Account, and Qualified Nonelective Contributions Account, as applicable, in the name of each Participant. Collectively, these accounts comprise the Participant’s Account, or, as the case may be, the Accounts of a Beneficiary or an alternate payee under a QDRO.

(b) Roth Separate Accounting. Roth 401(k) Contributions shall be subject to the following accounting rules:

(i) Contributions and withdrawals of Roth 401(k) Contributions shall be credited and debited to the Roth 401(k) Account maintained for each Participant.

(ii) The Plan shall maintain a record of the amount of Roth 401(k) Contributions in each Participant’s Account.

(iii) Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth 401(k) Account and the Participant’s other Accounts under the Plan.

(iv) No contributions other than Roth 401(k) Contributions and properly attributable earnings shall be credited to each Participant’s Roth 401(k) Account.

6.02 Undivided Interests. An Account represents an undivided interest in the Plan Fund and no Participant, Beneficiary, or alternate payee under a QDRO shall have a separate interest in individual securities or other assets which make up the Plan Fund. No Participant, Beneficiary, or alternate payee under a QDRO shall have an interest in Employer contributions until allocated.

6.03 Return of Contributions.

(a) Deductibility of Contributions. Contributions made to the Plan Fund shall be conditioned upon the deductibility of such contributions under Code Section 404. To the extent such deduction is disallowed, any Employer contribution to the Plan Fund may be returned to the Employer at the discretion of the Employer as soon as administratively practicable but within one year after the disallowance of the deduction. A returned contribution will not include the earnings attributable to the contribution but will be reduced by any losses attributable to the contribution.

(b) Mistake of Fact. Any Employer contribution made because of a mistake of fact may be returned to the Employer at the discretion of the Employer as soon as administratively practicable but within one year after the payment of such contribution. A returned contribution will not include the earnings attributable to the contribution but will be reduced by any losses attributable to the contribution.

(c) Correction of Mistaken Employee Contributions. To the extent consistent with qualified plan correction programs established and maintained by the Internal Revenue Service (as set forth in Revenue Procedure 2021-30, as may be modified, and any other applicable guidance issued by the Internal Revenue Service), amounts contributed or deposited to the Plan by an Employee (as adjusted for earnings and losses) may be returned to such Employee if the Administrative Committee determines that such amounts were not authorized to be contributed or deposited to the Plan by the Employee or were not contributed or deposited in accordance with the Plan.

ARTICLE VII

LIMITATIONS ON ADDITIONS

7.01 Limitation on Additions.

Notwithstanding any provision of this Plan, the sum of annual additions (as defined in this Section) allocable to the Accounts of a Participant shall not exceed the lesser of (a) $72,000 (as adjusted by the Secretary of the Treasury for cost-of-living increases), or (b) 100% of the Participant’s 415 Compensation (as defined in this Section). No annual additions shall be made to the extent that their allocation to the Accounts of Participants would be precluded by this Section. Moreover, the Plan shall comply with Code Section 415 and the Treasury Regulations promulgated thereunder and the limitation year shall be the Plan Year.

For this purpose, 415 Compensation means compensation within the meaning of Section 415(c)(3) and Treasury Regulation Section 1.415(c)-2(d)(4), as modified by the non-elective provisions of Treasury Regulation Section 1.415(c)-2(e), (f), and (g), as described below, and excluding compensation described in Treasury Regulation section 1.415(c)-2(g)(5)(ii). Specifically, this includes: (1) regular compensation for services that, absent a severance from service, would have been paid to the Participant if the Participant continued in employment with the Affiliate, in accordance with Treasury Regulation section 1.415(c)-2(e)(3)(ii), provided that such compensation is paid by the later of 2 1⁄2 months after severance from employment or the end of the limitation year in which the severance from employment occurred, and (2) payments of back pay within the meaning of Treasury Regulation section 1.415(c)-2(g)(8). Notwithstanding the foregoing, no amount of 415 Compensation in excess of the applicable Code Section 401(a)(17) limit in effect for the Plan Year shall be considered, consistent with Treasury Regulation section 1.415(c)-2(f).

For the purposes of this Section and Section 7.02 below, annual additions shall include Before-Tax Contributions, Roth 401(k) Contributions, Company Matching Contributions (including forfeitures), Discretionary Company Contributions, After-Tax Contributions, Qualified Matching Contributions, and Qualified Nonelective Contributions (and including, for a Post-2025 Transferred-In Participant and Post-2025 Transferred-Out Participant, annual additions taken into account under PESP for the Plan Year of such individual’s transfer). Contributions described in Sections 4.08(a) and (b) made for a period of military service shall be considered annual additions only to the extent provided in Section 4.08(e). If the Administrative Committee determines that annual additions are projected to exceed the limitations imposed by this Section 7.01, the Administrative Committee shall reduce Before-Tax Contribution, Roth 401(k) Contribution, and After-Tax Contribution percentages to the extent the Administrative Committee determines to be necessary to avoid excess annual additions.

7.02 Other Plans.

For purposes of applying the limitations set forth in Section 7.01, above, any other defined contribution plan (whether or not terminated) shall be aggregated with this Plan; said limitations shall be applied to this Plan so that an amount allocated to a Participant under such other plan(s) shall be counted as if it had been so allocated under this Plan, thereby reducing the amount actually allocable under this Plan.

7.03 Special Discrimination Rule.

(a) Basic Rule. In order to meet the requirements of Code Section 401(k), the Average Deferral Percentage (“ADP”) for Highly Compensated Employees for a Plan Year shall bear a relationship to the ADP for all other Eligible Employees for the same Plan Year, that meets at least one of the following tests:

(1) the ADP for the group of Highly Compensated Employees is not more than the ADP for all other Eligible Employees multiplied by 1.25, or

(2) the excess of the ADP for the group of Highly Compensated Employees over that of all other Eligible Employees is not more than two percentage points, and the ADP for the group of Highly Compensated Employees is not more than the ADP of all other Eligible Employees multiplied by two.

The ADP for a Highly Compensated Employee who is participating in two or more arrangements intended to qualify under Code Section 401(k) maintained by an Affiliate shall be determined as though all such arrangements were one arrangement.

(b) Review by Administrative Committee. Before the allocation of Before-Tax Contributions and/or Roth 401(k) Contributions to Participants’ Accounts during the Plan Year, the Administrative Committee shall review the contributions elected. If the Administrative Committee determines that the Average Deferral Percentages of the Highly Compensated Employees are projected to exceed the Average Deferral Percentages of other Eligible Employees by a margin greater than that permitted by Section 7.03(a), the Administrative Committee shall reduce the Before-Tax Contribution and/or Roth 401(k) Contribution percentages permitted by Highly Compensated Employees to the extent the Administrative Committee determines to be necessary to avoid such excess, or may impose such other restrictions as it deems necessary to comply with the requirements of this Section.

In the event the Before-Tax Contributions and/or Roth 401(k) Contributions of Highly Compensated Employees exceed the limit of subsection (a), above, the amount of the excess shall be returned to the Highly Compensated Employees as provided in Section 7.05, below.

The Administrative Committee may impose such limits on Before-Tax Contributions and Roth 401(k) Contributions as it deems necessary or advisable for continued qualification of the Plan.

The amount of Qualified Matching Contributions and/or Qualified Nonelective Contributions made under the Plan (if any) and taken into account as elective deferrals (i.e., Before-Tax Contributions or Roth 401(k) Contributions) for purposes of calculating the ADP test, subject to such other requirements as may be prescribed by the Secretary of the Treasury, shall be such amount as needed to meet the ADP test.

7.04 Limitations on After-Tax and Company Matching Contributions.

(a) The Average Contribution Percentage for Highly Compensated Employees shall meet at least one of the tests set forth in Section 7.03, above, applying such tests to the Average Contribution Percentage of Employees instead of to the Average Deferral Percentage. In the case of a Highly Compensated Employee, matching and Employee contributions made under any other plan maintained by an Affiliate shall be taken into account. The Employer may, consistent with Treasury Regulations, elect to take Before-Tax Contributions, Roth 401(k) Contributions, and/or Qualified Nonelective Contributions and Qualified Matching Contributions into account in computing the Average Contribution Percentage.

(b) If the Administrative Committee determines that the Average Contribution Percentages of the Highly Compensated Employees are projected to exceed the Average Contribution Percentages of other Eligible Employees by a margin greater than permitted by this Section 7.04, the Administrative Committee shall reduce the After-Tax Contribution percentages permitted by Highly Compensated Employees to the extent the Administrative Committee determines to be necessary to avoid such excess, or may impose such other restrictions as it deems necessary to comply with the requirements of this Section.

7.05 Return of Excess Contributions.

(a) If at the end of a Plan Year the amount of Before-Tax Contributions and Roth 401(k) Contributions made by Highly Compensated Employees causes the limits of Section 7.03(a) to be exceeded, then the excess Before-Tax Contributions and/or Roth 401(k) Contributions, determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their actual deferral percentages, beginning with the highest of such percentages, and any income or loss allocable thereto for the Plan Year shall be returned (except to the extent such excess Before-Tax Contributions and/or Roth 401(k) Contributions are classified as Catch-up Contributions), not later than the close of the following Plan Year, to the Highly Compensated Employees on the basis of the respective portions of the returnable excess Before-Tax Contributions and/or Roth 401(k) Contributions attributable to each Highly Compensated Employee. For the purpose of the preceding sentence, the returnable excess Before-Tax Contributions and/or Roth 401(k) Contributions shall be determined by reducing Before-Tax Contributions and/or Roth 401(k) Contributions made on behalf of Highly Compensated Employees in the order of the amount of Before-Tax Contributions and/or Roth 401(k) Contributions beginning with the highest of such dollar amounts until the maximum permissible amount of Before-Tax Contributions and/or Roth 401(k) Contributions is reached, or until all of the excess Before-Tax Contributions and/or Roth 401(k) Contributions (and any income or loss allocable thereto) are distributed. The amount of excess Before-Tax Contributions and/or Roth 401(k) Contributions to be returned under this Section 7.05 to an Employee for a Plan Year shall be reduced by any excess deferrals previously distributed to the Employee in accordance with Section 7.08 for the Employee’s taxable year ending with or within the Plan Year and to the extent such excess is classified as Catch-up Contributions. To the extent a Highly Compensated Employee has not reached his or her Catch-up Contribution limit under the Plan, excess Before-Tax Contributions and/or Roth 401(k) Contributions allocated to such Highly Compensated Employee are Catch-up Contributions and will not be treated as excess amounts. Company Matching Contributions (plus earnings thereon) which correspond to an Employee’s excess Before-Tax Contributions and/or Roth 401(k) Contributions shall be immediately forfeited.

(b) If at the end of a Plan Year the amount of After-Tax and Company Matching Contributions paid under the Plan on behalf of Highly Compensated Employees exceeds the limits set forth in Section 7.04, above, then the excess of such contributions (including Before-Tax Contributions and/or Roth 401(k) Contributions, if any, taken into account under said Section 7.04, above), determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their contribution percentages, beginning with the highest of such percentages, and any income or loss allocable thereto for such Plan Year shall be returned, not later than the close of the following Plan Year, to the Highly Compensated Employees; provided, however, that if the Participant is not vested in his or her Company Matching Contribution Account, the amount of such excess attributable to Company Matching Contributions (plus earnings thereon) shall be immediately forfeited. Such excess After-Tax and Company Matching Contributions shall be determined on a basis consistent with the basis used to return excess Before-Tax Contributions and/or Roth 401(k) Contributions as provided in the preceding paragraph; provided, however, that such excess contributions shall not be reduced for any previously distributed excess deferrals.

7.06 Limitations.

The Employer shall not make a contribution in excess of the maximum amount allowable as a deduction for the taxable year under Code Section 404 unless so directed by the Board of Directors.

7.07 Distribution Order of Before-Tax Contributions and Roth 401(k) Contributions.

In the case of a distribution of excess contributions or amounts of Before-Tax Contributions or Roth 401(k) Contributions in accordance with Article VII, the Plan shall distribute Before-Tax Contributions first and Roth 401(k) Contributions last.

7.08 Excess Deferrals.

(a) If a Participant has made elective deferrals under this Plan and under other plans, contracts and arrangements in excess of the limit applicable under Code Section 402(g) (including, if applicable, the applicable limitation on Catch-up Contributions defined in Code Section 414(v)) and if the Participant allocates any part or all of the excess deferral to the Plan and notifies the Administrative Committee of such allocation no later than March 1 of the next following year, then the Administrative Committee may distribute such excess deferral (and any income allocable thereto) to the Participant from the Participant’s Before-Tax Account or Roth 401(k) Account no later than April 15 of such year. For this purpose, the Plan shall distribute Before-Tax Contributions first and Roth 401(k) Contributions last.

(b) The distribution described in the preceding paragraph (a) may be made notwithstanding any other provisions of this Plan; provided, however, that the amount of such distribution shall be reduced by any excess Before-Tax Contributions and/or Roth 401(k) Contributions previously distributed in accordance with Section 7.05 with respect to the Participant for the Plan Year beginning with or within such Participant’s taxable year. Company Matching Contributions (plus earnings thereon) which correspond to an Employee’s excess deferral shall be immediately forfeited.

ARTICLE VIII

VALUATION

8.01 Valuation.

The Administrative Committee shall cause the Plan Fund to be valued at fair market value as of each Valuation Date.

8.02 Allocation of Contributions, Earnings and Expenses.

The Administrative Committee shall allocate all contributions, including Before-Tax Contributions, Roth 401(k) Contributions, After-Tax Contributions, Company Matching Contributions, Discretionary Company Contributions, Qualified Matching Contributions, Qualified Nonelective Contributions and Rollover Contributions to the Account balances of Participants, Beneficiaries, and alternate payees under QDROs and also shall allocate income and expenses and gains and losses among such Accounts. The Administrative Committee may allocate income and expenses and gains and losses to one or more Investment Funds and the Accounts invested therein, or by Participant, Beneficiary, or alternate payee under a QDRO (on a per-capita basis or pro-rata by Account balances), or according to such other method as the Administrative Committee may deem appropriate.

8.03 Valuation and Allocation Procedures.

The Administrative Committee may establish accounting procedures for the purpose of making allocations, valuations, and adjustments to the Accounts of Participants, Beneficiaries, and alternate payees under QDROs, and may modify such procedures from time to time.

ARTICLE IX

WITHDRAWALS

9.01 Regular In-Service Withdrawals.

An Employee may make a withdrawal from the nonforfeitable portion of his or her Accounts described in items (1) through (6) of Appendix C, and, if the Employee is at least age 59 1⁄2, from the nonforfeitable portion of his or her Accounts described in items (1) through (11) of Appendix C. To the extent permitted under this Section 9.01, withdrawals shall be made from the Employee’s Accounts as specified in Appendix C and shall be made (i) entirely in cash or (ii) if so elected by the Employee, the portion of the distribution from the Company Stock Fund entirely in Company Stock, provided that, fractional shares shall be distributed in cash rather than in Company Stock, and the remainder in cash.

9.02 Hardship Withdrawals.

(a) An Employee may make a hardship withdrawal from the nonforfeitable portion of his or her Accounts described in items (1) through (11) of Appendix C, by submitting a request in the manner required by the Administrative Committee, and certifying (in writing, by an electronic medium, or in such other form as may be prescribed by the Commissioner of the Internal Revenue Service), that the requirements outlined in this Section 9.02(a)(1) and (2) are met with respect to such withdrawal, and the Plan Administrator does not have actual knowledge to the contrary. An Employee’s request for a withdrawal shall be subject to the following provisions:

(1) The hardship withdrawal must be made on account of an Employee’s immediate and heavy financial need. The following events or expenses shall be considered immediate and heavy financial needs under the Plan:

(i) expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income, or whether the expenses are paid for medical care of the Employee’s primary Beneficiary);

(ii) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Employee;

(iii) payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Employee, his or her Spouse, children, dependents, or primary Beneficiary;

(iv) payments necessary to prevent the eviction of the Employee from his or her principal residence or foreclosure on the mortgage of the Employee’s principal residence;

(v) payments for burial or funeral expenses for the Employee’s deceased parent, Spouse, children, dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B)) or for a deceased primary Beneficiary under the Plan; and

(vi) payments for expenses to repair damage to the Employee’s primary residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Section 165(h)(5) of the Code and whether the loss exceeds 10% of adjusted gross income).

(2) A hardship withdrawal under Section 9.02(a)(1) above may be for no more than the amount necessary to relieve the immediate and heavy financial need. The withdrawal must meet the following requirements:

(i) The amount of the withdrawal does not exceed the Employee’s immediate and heavy financial need. Notwithstanding the foregoing, if so elected by the Employee, the amount of the withdrawal shall include the amount of the immediate and heavy financial need plus an amount added in consideration of income taxes and/or penalties reasonably anticipated to result from withdrawal. Such additional amount shall be determined in an administratively feasible, uniform, and nondiscriminatory manner;

(ii) The Employee has obtained other available withdrawals (other than hardship withdrawals and loans) under the Plan and all other plans of deferred compensation, whether qualified or nonqualified maintained by the Employer; and

(iii) The Employee has insufficient cash or liquid assets reasonably available to satisfy the need.

(b) To the extent permitted under this Section 9.02, withdrawals shall be made from the Employee’s Accounts in the order specified in Appendix C.

9.03 Qualified Reservist Distributions.

A Participant who is a member of the reserves who has been ordered or called to active duty for a period of more than 179 days or for an indefinite period may receive a distribution from the Participant’s Before-Tax Contribution Account and Roth 401(k) Account during such active duty period.

9.04 Qualified Birth or Adoption Distributions.

A Participant (including, for the avoidance of doubt, a Participant whose employment or services have terminated and for whom an Account balance is maintained under the Plan, including a Post-2025 Transferred-Out Participant) may, in the manner prescribed by the Plan Administrator and in accordance with IRS guidance, at any time within the one year period following a “qualified birth or adoption,” as such term is defined in Code Section 72(t)(2)(H), elect to receive up to $5,000 from the Participant’s Before-Tax Contribution Account and Roth 401(k) Account. A Participant who is eligible to make a rollover contribution to the Plan at the time of recontribution may elect to recontribute the amount distributed from the Plan for the qualified birth or adoption during the three-year period beginning on the day after the date on which such distribution was received.

9.05 Domestic Abuse Victim Distributions.

A Participant (including, for the avoidance of doubt, a Participant whose employment or services have terminated and for whom an Account balance is maintained under the Plan, including a Post-2025 Transferred-Out Participant) may, in the manner prescribed by the Plan Administrator and in accordance with IRS guidance, at any time within the one-year period after experiencing domestic abuse by a spouse or domestic partner, elect to receive up to the lesser of $10,000 (as indexed for inflation) or 50% of the value of the nonforfeitable portion of the Participant’s Accounts (in the aggregate, if multiple distributions are elected), from the nonforfeitable portion of the Participant’s aggregate Account balances, which shall be distributed on a pro-rata basis across such portion of each of the Participant’s Account balances. A Participant may only receive one such distribution from the Plan in any given twelve-month period. A Participant who is eligible to make a rollover contribution to the Plan at the time of recontribution may elect to recontribute the amount distributed from the Plan for the domestic abuse victim withdrawal during the three-year period beginning on the day after the date on which such distribution was received.

9.06 Qualified Disaster Recovery Distributions.

A Participant (including, for the avoidance of doubt, a Participant whose employment or services have terminated and for whom an Account balance is maintained under the Plan, including a Post-2025 Transferred-Out Participant) may, in the manner prescribed by the Plan Administrator and in accordance with IRS guidance, at any time within the 180-day period following a “qualified federal declared disaster,” elect to receive, in the aggregate, up to $22,000 from the nonforfeitable portion of the Participant’s aggregate Account balances (and all other retirement plans maintained by the Employer and all Affiliates) as a qualified disaster recovery distribution, which shall be distributed on a pro-rata basis across such portion of each of the Participant’s Account balances. A “qualified federally declared disaster” for these purposes is a major disaster that is declared under the Robert T. Stafford Disaster Relief and Emergency Assistance Act through the Federal Emergency Management Agency, where the Participant sustained an economic loss by reason of such disaster and maintained his or her principal place of residence in the disaster area. A Participant who is eligible to make a rollover contribution to the Plan at the time of recontribution may elect to recontribute the amount distributed from the Plan for the qualified federally declared disaster during the three-year period beginning on the day after the date on which such distribution was received.

9.07 Administration.

All requests for withdrawal must be made in a manner satisfactory to the Administrative Committee. To the extent applicable, the withdrawal amount and origin will be determined based on the most recent information practically available to the Administrative Committee after receipt of a withdrawal application in good order. The withdrawal will be distributed as soon as administratively practicable thereafter.

ARTICLE X

POST-TERMINATION DISTRIBUTIONS

10.01 Distributions.

(a) Full Distributions. Subject to the rules of Article XI, including (for the avoidance of doubt) the 30-day distribution delay following a Termination of Service, a Participant who has Terminated Service or has reached his or her Disability Date, a Former Participant who has Terminated Service or has reached his or her Disability Date, the Beneficiary of such a Participant or Former Participant, or an alternate payee under a Qualified Domestic Relations Order, may elect to receive full distribution of the nonforfeitable percentage of his or her Accounts. Distributions shall be made (i) entirely in cash or (ii) if so elected by a Participant who receives a lump sum distribution pursuant to Section 10.02(a) or (d), the portion of the distribution from the Company Stock Fund entirely in Company Stock, provided that, fractional shares shall be distributed in cash rather than in Company Stock, and the remainder in cash. The value of a Participant’s benefit shall be determined as soon as administratively practicable following receipt by the Administrative Committee of a request for distribution. Distributions and requests for distribution shall be made in conformance with rules and regulations as the Administrative Committee may adopt, and shall not be revocable (other than as permitted for installments under Section 10.02) after commencement of the distribution.

(b) Partial Distributions. Subject to Article XI, a Participant who has Terminated Service or has reached his or her Disability Date, a Former Participant who has Terminated Service or has reached his or her Disability Date, the Beneficiary of such a Participant or Former Participant, or an alternate payee under a Qualified Domestic Relations Order, may request partial distributions from his or her Account balances. If no affirmative election is made with respect to the specific Account balance(s) such a distribution is taken from, distributions made under this Section 10.01(b) shall be made from the individual’s Accounts as specified in Appendix C (including, for the avoidance of doubt, the specification in Appendix C that such distributed amounts will be taken pro-rata from each investment option in the Account from which the withdrawal is made). Distributions under this Section 10.01(b) shall be made (i) entirely in cash or (ii) if so elected by the individual who receives a lump sum distribution pursuant to Section 10.02(a) or (d), the portion of the distribution from the Company Stock Fund entirely in Company Stock, provided that fractional shares shall be distributed in cash rather than in Company Stock, and the remainder in cash.

(c) Other Distributions. For clarity and the avoidance of doubt, there are additional distributions available to Participants who have Terminated Service, which are described in Article IX (Withdrawals).

10.02 Forms of Benefit.

The forms of benefit available with respect to distributions described in Section 10.01 are:

(a) a lump sum distribution;

(b) an annuity form selected by the Participant in accordance with Section 10.03, provided that the cost of the annuity equals or exceeds $7,000;

(c) monthly, quarterly, or annual installments, in accordance with rules and regulations as the Administrative Committee may adopt; or

(d) any combination of (a), (b), and/or (c).

10.03 Annuity Form of Distribution.

(a) Normal Annuity Form. The “Normal Annuity Form” (as defined below) will be the normal form of payment to a Participant with respect to —

(1) the portion of the Participant’s Accounts that consists of a direct plan to plan transfer from a plan that is subject to the qualified joint and survivor annuity requirements of Code Sections 401(a)(11) and 417, and

(2) the portion of the Participant’s Accounts that the Participant elects to receive in the form of an annuity.

A “Normal Annuity Form” with respect to a Participant who is not married on his or her Annuity Starting Date shall mean a series of equal monthly payments to continue for the life of the Participant, with no payments made following the Participant’s death.

A “Normal Annuity Form” with respect to a Participant who is married on his or her Annuity Starting Date shall mean a series of equal monthly payments to continue for the life of the Participant. Following the Participant’s death, monthly payments will be continued to the Participant’s Spouse for the remaining lifetime of such Spouse. The monthly payment payable to the Spouse prior to the date 120 monthly payments have been paid under this form will be equal to 100% of the monthly payment payable to the Participant. The monthly payment payable to the Spouse thereafter will be equal to 50% of the monthly payment payable to the Participant. If the Participant and the Spouse die before 120 monthly payments have been made to the Participant and the Spouse, a monthly payment equal to 100% of the monthly payment payable to the Participant will be continued to the Participant’s contingent Beneficiary until 120 monthly payments have been paid under this form, or if no such contingent Beneficiary survives both the Participant and the Spouse, the value of the remaining payments will be paid to the estate of the last to die of the Participant and the Spouse.

A Participant may elect an optional form of annuity distribution described in Section 10.03(c) in accordance with the election and consent requirements in Section 10.03(b). As evidence of any annuity payable under the Plan, a group annuity certificate describing the terms of payment of the annuity will be distributed to the annuitant to whom it is payable.

(b) Annuity Election Rules. If the Normal Annuity Form is effective for a Participant, the Administrative Committee will provide to such Participant, within 90 days and no less than 30 days before his or her distribution date, a written explanation of:

(1) the terms and conditions of the Normal Annuity Form;

(2) the Participant’s right to make, and the effect of, an election to waive the Normal Annuity Form;

(3) the rights of the Participant’s Spouse and the need to make a “Qualified Election” (as defined below) to waive the Normal Annuity Form; and

(4) the right to make, and the effect of, a revocation of a previous election to waive the Normal Annuity Form.

“Qualified Election” means an election to waive the Normal Annuity Form. The waiver will not be effective unless: (i) the Participant’s Spouse consents in writing to the election; (ii) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent; (iii) the Spouse’s consent acknowledges the effect of the election; and (iv) the Spouse’s consent is witnessed by a notary public. Additionally, a waiver shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Administrative Committee that such written consent may not be obtained because such Spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe, a waiver by the Participant will be deemed a Qualified Election. Any consent necessary under this Section 10.03(b) will be valid only with respect to the Spouse who signs the consent, or in the event of a deemed Qualified Election, the designated Spouse.

A Participant may waive the Normal Annuity Form and elect an optional form of annuity distribution described in Section 10.03(c) during the 90–day period ending on his or her Annuity Starting Date (or, if later, within 30 days after the Administrative Committee provides the Participant with a written explanation of this right under this Section 10.03(b)), in accordance with the election and consent requirements in this Section 10.03(b). The Annuity Starting Date for a distribution in a form other than a Normal Annuity Form may be less than 30 days after receipt of the written explanation described in this Section 10.03(b) provided: (I) the Participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider whether to waive the Normal Annuity Form and elect (with spousal consent) a form of distribution other than the Normal Annuity Form; (II) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the seven-day period that begins the day after the explanation of the Normal Annuity Form is provided to the Participant; and (III) the Annuity Starting Date is a date after the date that the written explanation was provided to the Participant.

Additionally, a revocation of a prior waiver may be made by a Participant without the Spouse’s consent at any time before a distribution of the Participant’s Account balance is made. The number of revocations will not be limited. A revocation of a prior waiver may not be made by the Spouse.

(c) Optional Forms of Annuity. In lieu of the Normal Annuity Form, a Participant may elect —

(1) a (“single life”) fixed dollar annuity which provides for a series of payments the amount of which is the same each month and is fixed at the date payments commence, with the payment stream to be made only for the life of the Participant; or

(2) a (“joint and survivor”) series of equal monthly payments to continue for the life of the Participant, where, following the Participant’s death, monthly payments will be continued to the Participant’s Spouse for the remaining lifetime of such Spouse. The monthly payment payable to the Spouse will be equal to 75% or 100% of the monthly payment payable to the Participant, at the Participant’s election.

Any such annuity shall be provided pursuant to a contract with an annuity provider, and such annuities shall provide for payment to be made over —

(i) the life of the Participant;

(ii) the lives of the Participant and his or her Spouse if payments are to be made to the Spouse, otherwise his or her designated Beneficiary (subject to the required minimum distribution rules hereunder);

(iii) a period not extending beyond the life expectancy of the Participant and his or her Spouse, if applicable, otherwise his or her designated Beneficiary (subject to the required minimum distribution rules hereunder); or

(iv) a period not extending beyond the life expectancy of the Participant.

10.04 Death Benefit.

If a Participant dies with nonforfeitable amounts credited to his or her Accounts, the benefit will be distributed to his or her Beneficiary as determined under Section 10.06. The benefit will be distributed as soon as practical after a claim is made by the Beneficiary in a manner satisfactory to the Administrative Committee. Notwithstanding any other provision of this Plan, all nonforfeitable amounts allocated to the Participant’s Accounts must be distributed no later than December 31 of the calendar year that contains the 5th anniversary of his or her death unless —

(a) the Participant’s Beneficiary is his or her surviving Spouse and such Spouse elects to receive annuity payments over his or her life or over a period not exceeding his or her life expectancy, and such payments begin no later than December 31 of the year in which the Participant would have attained age 75 if the Participant was born on or after January 1, 1960 (73 if the Participant was born on or after January 1, 1951, but before January 1, 1960); 72 if the Participant was born on or after July 1, 1949, but before January 1, 1951; 70 1⁄2 if the Participant was born before July 1, 1949) (or December 31 of the year following the year in which the Participant died, if later); or

(b) the Participant’s designated, non-Spouse Beneficiary elects to receive annuity payments over his or her life or over a period not exceeding his or her life expectancy, and such payments begin no later than December 31 of the year following the year in which the Participant died.

The Participant’s Account balance at the time of his or her death will be distributed as a single sum unless the Beneficiary elects an optional form of distribution under Section 10.02, or elects to receive a partial distribution under Section 10.01(b), at the time the claim is submitted. Distributions shall be made (i) entirely in cash or (ii) if so elected by a Beneficiary who receives a single sum, the portion of the distribution from the Company Stock Fund entirely in Company Stock, provided that, fractional shares shall be distributed in cash rather than in Company Stock, and the remainder in cash.

If distribution of the Participant’s interest has begun in accordance with Section 10.01 or 11.01 prior to the Participant’s death, the undistributed portion shall be distributed at least as rapidly as the method of distribution in effect on the date of the Participant’s death.

10.05 Annuity Contracts.

All annuity contracts under this Plan shall be non-transferable when distributed. Furthermore, to the extent required by law, the terms of any annuity contract purchased and distributed to a Participant, Beneficiary, or alternate payee under a QDRO shall comply with the requirements of the Plan.

10.06 Effective Beneficiary Designation.

(a) An effective Beneficiary designation is a direction, not subsequently revoked, made and delivered to the Administrative Committee, in accordance with rules and procedures prescribed by the Administrative Committee, during the Participant’s lifetime designating a person or persons (including individuals, partnerships, corporations and trusts) to receive a distribution to be made when the Participant is not living, if the person or persons designated is or are living or in existence when the distribution is to be made, with such order of priority as may be specified.

If the Participant was married at the time of his or her death, the designation of a person other than the Participant’s surviving Spouse to receive any distribution to be made when the Participant is not living, regardless of when made, shall not be effective and shall be treated as a designation of such surviving Spouse unless (a) such surviving Spouse has consented to such designation in writing and such consent acknowledges the effect of the election and was witnessed by a notary public, or (b) it is established to the satisfaction of the Administrative Committee that such consent may not be obtained because such Spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe. Such consent shall be effective only with respect to the Spouse who signs the consent, or in the event of a waiver of such consent under (b) of the preceding sentence, the designated Spouse. If the Participant is not living and has not made an effective Beneficiary designation, the Participant’s Beneficiary shall be the Participant’s surviving Spouse, if living, otherwise the Participant’s estate.

(b) Notwithstanding the foregoing, if:

(i) A Participant is killed by a person who would receive benefits under this Plan as a result of the Participant’s death;

(ii) The common or statutory law of the state, territory, or other governmental subdivision in which such Participant resided immediately prior to his or her death provides that the person responsible for the death of the Participant is treated as predeceasing the Participant or is otherwise treated as ineligible to receive a benefit from a type of plan encompassing the Plan; and

(iii) The Administrative Committee has knowledge of the circumstances described in subsections (i) and (ii) above, the Administrative Committee shall act in a manner consistent with the common or statutory law described in subsection (ii) above such that the person responsible for the death of the Participant shall not receive benefits under the Plan.

(c) Notwithstanding any provision of the Plan to the contrary, a Beneficiary may disclaim all or a portion of his or her benefit payable under the Plan in a manner that satisfies Code Section 2518 and meets such other requirements as may be prescribed by the Administrative Committee, resulting in the disclaimed benefit passing as if the Beneficiary had predeceased the Participant.

(d) The Administrative Committee shall have full discretionary authority to determine whether a beneficiary designation is effective, and its determination shall be final and binding on all parties.

10.07 Direct Rollovers.

An Eligible Rollover Recipient (as defined below) may elect, at the time and in a manner prescribed by the Administrative Committee, to have any portion of an Eligible Rollover Distribution (as defined below) that is equal to at least $200 paid directly to an Eligible Retirement Plan (as defined below) specified by the Eligible Rollover Recipient in a “direct rollover” (which is a payment by the Plan to the Eligible Retirement Plan specified by the Eligible Rollover Recipient). For these purposes:

(a) An “Eligible Rollover Distribution” is any distribution that is an eligible rollover distribution as defined in Code Section 402(c), including a distribution of all or any portion of the balance to the credit of the Eligible Rollover Recipient, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Eligible Rollover Recipient or the joint lives (or joint life expectancies) of the Eligible Rollover Recipient and the Eligible Rollover Recipient’s designated Beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); (3) any hardship distribution; (4) the portion of any other distribution(s) that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and (5) any other distribution(s) that is reasonably expected to total less than $200 during a year.

Additionally, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or 408(b), or to a plan described in Code Section 401(a), 403(a), or 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b) An “Eligible Retirement Plan” is any eligible retirement plan as defined in Code Section 402, including an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), an annuity contract described in Code Section 403(b), an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan, or a qualified plan described in Code Section 401(a) other than this Plan that accepts the Eligible Rollover Recipient’s Eligible Rollover Distribution. An Eligible Retirement Plan shall also include a Roth individual retirement account or annuity described in Code Section 408A, subject to the limitations set forth in such Code provision; the Administrative Committee is not responsible for assuring that the Eligible Rollover Recipient is eligible to make such a rollover.

(c) An “Eligible Rollover Recipient” includes an Employee or former Employee (including, solely for clarification purposes, a former Employee who Terminates Service and is eligible to have any portion of an Eligible Rollover Distribution hereunder paid directly to PESP). In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is an alternate payee under a Qualified Domestic Relations Order are Eligible Rollover Recipients with regard to the interest of the surviving Spouse, Spouse, or former Spouse. A non-Spouse Beneficiary is an Eligible Rollover Recipient, but the term “Eligible Retirement Plan” for such individual is limited to an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), or a Roth individual retirement account or annuity described in Code Section 408A (collectively, “IRA”) that is treated as an inherited IRA pursuant to Code Section 402(c)(11).

Notwithstanding the foregoing, a direct rollover of a distribution from a Roth 401(k) Account under the Plan shall only be made to another Roth 401(k) account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c). The Plan will not provide a direct rollover for distributions from a Participant’s Roth 401(k) Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth 401(k) Account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year.

10.08 Incapacity.

If any person entitled to a benefit payment under the Plan is a minor or declared by a court of competent jurisdiction to be physically or mentally incompetent, the Administrative Committee (or its authorized delegate) shall direct that the benefits payable under the Plan shall be distributed to, or in accordance with the directions of, such person’s legally appointed guardian or other legal representative.

10.09 Qualified Military Service.

(a) If a participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then died.

(b) A Participant receiving differential wage payments (as defined under Code Section 3401(h)(2)) from an Employer is treated as an active Employee, to the extent required by law.

(c) A Participant performing service in the uniformed services, as described in Code Section 3401(h)(2)(A), is treated as having incurred a severance from service or employment in accordance with Code Section 401(k)(2)(B)(i)(I), and is therefore eligible to request a distribution from his or her Before-Tax Contribution Account or Roth 401(k) Account, as applicable. A Participant shall not make After-Tax Contributions, Before-Tax Contributions, Roth 401(k) Contributions, or Catch-up Contributions during the 6-month period beginning on the date of such a distribution.

ARTICLE XI

COMMENCEMENT OF BENEFIT PAYMENTS

11.01 Commencement of Benefit Payments.

Unless the Participant elects (or is deemed to elect) otherwise as described in subsection (b) below, payment of benefits shall be made or commence no later than the 60th day after the close of the Plan Year in which occurs the later of the Participant’s attainment of age 65 or Termination of Service, provided that —

(a) Upon advance notice, a Participant may request a distribution of the amount to which he or she is entitled under Article X at any date on or after the Participant’s Termination of Service, but no later than the Participant’s Required Beginning Date (as defined in Section 11.02).

(b) Subject to Section 11.04, any distribution to a Participant prior to his or her attainment of age 65 shall require such Participant’s consent. With regard to this required consent:

(1) No consent shall be valid unless the Participant has received a general description of the material features and an explanation of the relative values of the optional forms of benefit available under the Plan, and the Participant has been informed of his or her right to defer receipt of the distribution (including a description of the consequences of failing to defer receipt of a distribution). If a Participant fails to consent (regardless of his or her age), it shall be deemed an election to defer the commencement of payment of any benefit until his or her Required Beginning Date (as defined in Section 11.02). However, any election to defer the receipt of benefits shall not apply with respect to distributions which are required under Code Section 401(a)(9).

(2) Notice of the rights specified under this subsection (b) shall be provided no less than 30 days and no more than 90 days before the date the distribution commences.

(3) Consent of the Participant to the distribution must not be made before the Participant receives the notice and must not be made more than 90 days before the date the distribution commences.

(c) The distribution of benefits to a Participant pursuant to Article XI (other than a distribution described in Section 11.02 or 11.03 of the Plan) shall be made no earlier than 30 days after such Participant’s Termination of Service.

11.02 Distribution Requirements.

The requirements of this Section and Section 11.03 will apply to any distribution of a Participant’s interest and will take precedence over any inconsistent provisions of the Plan.

(a) All distributions made under this Plan will comply with Code Section 401(a)(9) and the regulations thereunder, and the minimum distribution incidental death benefit requirement under Code Section 401(a)(9)(G) and Treasury Regulation Section 1.401(a)(9)-2.

(b) “Required Beginning Date.” The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant’s Required Beginning Date. The Required Beginning Date is April 1 of the calendar year following the later of —

(1) the calendar year in which the Participant attains age 75 if the Participant was born on or after January 1, 1960 (73 if the Participant was born on or after January 1, 1951, but before January 1, 1960; 72 if the Participant was born on or after July 1, 1949, but before January 1, 1951; 70 1⁄2 if the Participant was born before July 1, 1949); or

(2) the calendar year in which the Participant Terminates Service; provided, however, that this subsection (b)(2) shall not apply to a Participant who is a 5% owner (as defined in Code Section 416(i)).

(c) Limits on Distribution Periods. Distribution, if not made in a single sum, may only be made over one of the following periods:

(1) the life of the Participant;

(2) the lives of the Participant and his or her Spouse if payments are to be made to the Spouse, otherwise his or her designated Beneficiary;

(3) a period certain not extending beyond the Participant’s life expectancy; or

(4) a period certain not extending beyond the life expectancy of the Participant and his or her Spouse, if applicable, otherwise his or her designated Beneficiary.

11.03 Minimum Required Distributions.

(a) General Rules.

(1) Effective Date. The provisions of this Section 11.03 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 Plan Year.

(2) Precedence. The requirements of this Section 11.03 will take precedence over any inconsistent provisions of the Plan.

(3) Requirements of Treasury Regulations Incorporated. All distributions required under this Section 11.03 will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9).

(4) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 11.03, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b) Time and Manner of Distribution.

(1) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

(2) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin and the surviving Spouse is not the sole designated Beneficiary, the Participant’s entire interest will be distributed to the designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death, unless the Beneficiary elects to receive an annuity over his or her life or over a period not exceeding his or her life expectancy. If the Participant dies before distributions begin and the surviving Spouse is the sole designated Beneficiary, the Participant’s entire interest will be distributed as an annuity that satisfies (i) below, unless the surviving Spouse elects another form of distribution under Section 10.02 prior to the date such annuity begins. If the distribution pursuant to this Section 11.03 is made in the form of an annuity, the entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, then, distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 75 if the Participant was born on or after January 1, 1960 (73 if the Participant was born on or after January 1, 1951, but before January 1, 1960; 72 if the Participant was born on or after July 1, 1949, but before January 1, 1951; 70 1⁄2 if the Participant was born before July 1, 1949), if later.

(ii) If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, then distributions to the designated Beneficiary must begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

However, if the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 11.03(b)(2), other than Section 11.03(b)(2)(i), will apply as if the surviving Spouse were the Participant. For purposes of this Section 11.03(b)(2) and Section 11.03(d), unless the preceding sentence applies, distributions are considered to begin on the Participant’s required beginning date. If the first sentence of this paragraph applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section 11.03(b)(2)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 11.03(b)(2)(i)), the date distributions are considered to begin is the date distributions actually commence.

(3) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 11.03(c) and 11.03(d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury Regulations thereunder.

(c) Required Minimum Distributions During Participant’s Lifetime

(1) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii) if the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(2) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 11.03(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(d) Required Minimum Distributions After Participant’s Death.

(1) Death On or After Date Distributions Begin.

(i) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(A) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B) If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(C) If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) Death Before Date Distributions Begin with No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section 11.03(b)(2)(i), this Section 11.03(d)(2) will apply as if the surviving Spouse were the Participant.

(e) Definitions.

(1) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 10.06 of the Plan and is the designated Beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-4 of the Treasury Regulations.

(2) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 11.03(b)(2). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(3) Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(4) Participant’s Account Balance. The Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5) Required beginning date. The dates specified in Section 11.02 of the Plan.

(f) Distributions that commence under this Section 11.03 shall be made from the Participant’s Accounts as specified in Appendix C, and shall be made (i) entirely in cash or (ii) if so elected by the Participant or Beneficiary, the portion of the distribution from the Company Stock Fund entirely in Company Stock, provided that, fractional shares shall be distributed in cash rather than in Company Stock, and the remainder in cash.

(g) 2009 Suspension of Required Minimum Distributions. A Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 (under PESP, as applicable) but for the enactment of Code Section 401(a)(9)(H) shall not receive such distributions for 2009.

(h) 2020 Suspension of Required Minimum Distributions. Effective April 10, 2020, notwithstanding this Article XI, a Participant or Beneficiary who would have been required to receive a required minimum distribution in 2020 (under PESP, as applicable) but for the enactment of Code Section 401(a)(9)(I) (“2020 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2020 RMDs or (ii) one or more payments (that include the 2020 RMDs) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2020 RMDs”) will not receive those distributions unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence.

For purposes of Section 10.07 of the Plan, a direct rollover will be offered only for distributions that would be eligible rollover distributions in the absence of Code Section 401(a)(9)(I).

11.04 Automatic Cash-outs.

Notwithstanding any other provision of Article X or XI to the contrary, in accordance with procedures established by the Administrative Committee, if the vested Account balance of a Participant who has Terminated Service, a Former Participant who has Terminated Service, or a Beneficiary or alternate payee under a QDRO following the Participant’s Termination of Service or death (or following the creation of a separate Account for an alternate payee under a QDRO) is less than or equal to $7,000, it shall be distributed in a lump sum to such individual, unless the individual elects another form of payment. Any distribution pursuant to this Section shall be paid in cash, unless the individual elects to receive the entire portion of his or her Account invested in the Company Stock Fund in the form of Company Stock, provided that fractional shares shall be distributed in cash.

Notwithstanding the foregoing, in the event of a mandatory distribution greater than $1,000 in accordance with this Section, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 10.01, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator. This paragraph does not apply to a Participant who has attained age 65 or older.

The Participant’s Roth 401(k) Account and his or her other accounts under the Plan are treated as accounts held under two separate plans for purposes of Code Section 401(a)(31)(B), as set forth in this Section 11.04, and the “individual retirement plan” designated by the Plan Administrator for the Roth 401(k) Account shall be a Roth IRA. For the avoidance of doubt, in determining whether a Participant’s vested Account balance is subject to this Section 11.04, separate balances held by the Participant under this Plan and PESP shall not be aggregated.

ARTICLE XII

VESTING AND EARLY TERMINATION

12.01 Vested Percentage of Certain Contributions.

Each Participant shall at all times be 100% vested in his or her Before-Tax Account, After-Tax Account, Before-Tax Rollover Account, After-Tax Rollover Account, Roth 401(k) Rollover Account, Roth 401(k) Account, Prior Company Contributions Account, Qualified Matching Contributions Account, and Qualified Nonelective Contributions Account.

12.02 Vested Percentage of Company Matching Contribution Accounts.

(a) A Participant shall be 100% vested in the portion of his or her Company Matching Contribution Account that has not been forfeited under Section 12.03 upon the earliest of the Participant’s (i) attainment of age 65 while an Employee, (ii) Disability Date, (iii) death occurring while an Employee, (iv) completion of three Years of Service, or (v) Service Re-engagement Date, if the Participant was an Employee, as defined under PESP, and accrued benefits under PESP at any time prior to January 1, 2001. In all other cases, subject to the provisions of Section 12.02(b) and (c), the Participant shall be 0% vested in his or her Company Matching Contribution Account.

(b) Each Participant who was an Employee, as defined under PESP, on both December 31, 2000, and January 1, 2001, shall at all times be 100% vested in his or her Company Matching Contribution Account.

(c) Notwithstanding the foregoing, each Participant who (i) was an Employee, as defined under PESP, on February 8, 2000, and (ii) was involuntarily terminated as an Employee under PESP during the period beginning on February 8, 2000, and ending on December 31, 2000, shall be 100% vested in his or her Company Matching Contribution Account. Also, a Participant will be included in the foregoing class of Employees if the Administrative Committee determines in its sole discretion, and based on all the facts and circumstances available to it, that the Participant was erroneously excluded from administrative listings of this class but meets all of the other conditions set forth in this paragraph.

12.03 Forfeitures.

(a) (i) The non-vested portion of the Company Matching Contribution Account and Discretionary Company Contributions Account of any Participant who (A) ceases to be an Employee before becoming 100% vested and (B) does not obtain a full distribution from his or her Account before the Participant’s Period of Severance equals five years, shall remain in such Account pending forfeiture pursuant to Section 12.03(c) below. The non-vested portion of such Participant’s Company Matching Contribution Account and Discretionary Company Contributions Account shall be invested in accordance with the Participant’s investment directions or, in the absence of such directions as provided by the Plan, pending forfeiture in accordance with Section 12.03(c) below.

(ii) The non-vested portion of the Company Matching Contribution Account and Discretionary Company Contributions Account of any Participant who (A) ceases to be an Employee before becoming 100% vested and (B) obtains a full distribution of the vested funds in his or her Account before the Participant’s Period of Severance equals five years, shall be held in the Plan’s Trust subject to forfeiture in accordance with Section 12.03(c) below. The Participant’s non-vested Account balance will be forfeited pursuant to Section 12.03(c) below; provided however, that, if the Participant is rehired before forfeiture, the non-vested balance (without earnings) shall be reinstated to his or her Company Matching Contribution Account and Discretionary Company Contributions Account, as applicable, and thereupon invested in accordance with the Participant’s investment directions or, in the absence of such directions, in a default Investment Fund selected by the Investment Oversight Committee.

(b) The non-vested portion of the Company Matching Contribution Account of any Participant who, on or after May 29, 2012, and before March 1, 2024 (under PESP), ceased to be an Employee before becoming 100% vested shall remain in such Account pending forfeiture pursuant to Section 12.03(c) below. The non-vested portion of a Participant’s Company Matching Contribution Account and Discretionary Company Contributions Account shall be invested in accordance with the Participant’s investment directions or, in the absence of such directions, as provided by the Plan, pending forfeiture in accordance with Section 12.03(c) below.

(c) The non-vested Account balance of a Participant described in Section 12.03(a) or 12.03(b) will be forfeited when the Participant’s Period of Severance equals five years. All forfeited amounts (including those described in Sections 7.05 and 7.08) shall be used to reduce Company Matching Contributions or Discretionary Company Contributions within 12 months following the close of the Plan Year in which the amount was forfeited, and to the extent any remain, such amounts shall be used to pay reasonable Plan administrative expenses.

(d) Notwithstanding any contrary provision contained in this Section 12.03 of the Plan, if a portion of a Participant’s Account is forfeited, the Company Stock allocated to the Participant’s Account must be forfeited only after other assets have been forfeited. If shares in more than one class of Company Stock have been allocated to the Participant’s Account, the same proportion of each class will be forfeited.

12.04 Vesting Following Reaffiliation.

Except as otherwise provided in Section 12.02, upon and following a Participant’s Service Re-engagement Date, the Participant’s vested percentage (i) in his or her Post-2000 Company Matching Contribution Account (as determined under Section 12.02(a)(v)), or (ii) in his or her Discretionary Company Contributions Account shall be determined by including the Period of Service accumulated on behalf of the Participant prior to his or her Service Re-engagement Date; provided, however, that such period shall not be included if (1) the Participant had a vested percentage of 0% at the time of his or her most recent Severance from Service Date, and (2) the Participant experienced at least a five-year Period of Severance prior to his or her Service Re-engagement Date.

12.05 Vested Percentage of Discretionary Company Contributions Accounts.

A Participant shall be 100% vested in the portion of his or her Discretionary Company Contributions Account that has not been forfeited under Section 12.03 upon the earliest of the Participant’s (a) attainment of age 65 while an Employee, (b) Disability Date, (c) death occurring while an Employee, or (d) completion of three Years of Service.

ARTICLE XIII

LOANS

13.01 In General.

Upon the application of a Participant, and subject to the terms of this Article XIII, the Plan may make loans to the Participant. Loans shall be made first from the Participant’s Before-Tax Account, second from the Participant’s Before-Tax Rollover Account (from the following sources in the following order: pre-tax rollovers, 457 rollovers, 403(b) rollovers, IRA rollovers, 401 rollovers), third from the Qualified Matching Contributions Account, and fourth from the Qualified Nonelective Contributions Account. Loans shall be made available to: (i) a Participant who is actively employed by or providing services to an Affiliate, and (ii) a Participant or Beneficiary who is a party-in-interest, as defined in ERISA Section 3(14), and who retains an interest in an Account under the Plan; provided, that such class of Participants and Beneficiaries does not discriminate in favor of Highly Compensated Employees. For purposes of this Article XIII only, the term “Participant” shall include any Participant or Beneficiary eligible to request a loan from the Plan. The rules in the following sections of this Article XIII will apply except as altered by the Administrative Committee consistent with applicable law and regulations.

13.02 Loan Limits.

The Participant may have only one loan outstanding at any time; provided that any Post-2025 Transferred-In Participant or Post-2025 Transferred-Out Participant may have one loan outstanding under each of PESP and this Plan, subject to the aggregate loan limits described in this subsection below. The Participant must wait (i) ten calendar days after full repayment of a loan, and (ii) if a loan defaults, until foreclosure or repayment (as described in Section 13.07) of such defaulted loan, before he or she can apply for a new loan. The amount of a loan to a Participant (when added to the Participant’s outstanding loan balance) shall not exceed the least of (a) $50,000, reduced by the excess of the Participant’s highest outstanding loan balance from the Plan during the one-year period immediately preceding the date of a new loan over the Participant’s outstanding loan balance on such date, (b) 50% of the Participant’s entire vested Account balance, or (c) 100% of the value of the sum of the balance, if any, of the Participant’s Before-Tax Account, Before-Tax Rollover Account, Qualified Matching Contributions Account, and Qualified Nonelective Contributions Account. In determining the maximum loan amount, first the limitations under the Plan set forth in the previous sentence are applied, then the limit in (a) above shall be applied, in accordance with the requirements of Code Section 72(p)(2)(A), by taking into account all loans to the Participant from any qualified plan maintained by an Affiliate, and the Participant shall be entitled to borrow from the Plan the lesser of such two amounts. For this purpose, a loan that has defaulted under Section 13.07 will continue to be treated as an outstanding loan, which continues to accrue interest charges, until the date of foreclosure (i.e., default) under Section 13.07. No loan shall be made for less than $500. In addition, for the avoidance of doubt, (1) a Post-2025 Transferred-In Participant or a Post-2025 Transferred-Out Participant shall be permitted to have, at most, one loan outstanding under each of this Plan and PESP at the same time, and (2) in no event shall a Post-2025 Transferred-Out Participant take out a new loan under this Plan.

13.03 Loan Application.

Application by a Participant for a loan shall be in a manner prescribed by the Administrative Committee and shall be submitted for review and approval or disapproval in a manner prescribed by the Administrative Committee. Upon receiving the loan proceeds and endorsing the proceeds check, a Participant shall be deemed to have entered into a promissory note and authorized payroll withholding for such loan, and to have taken such other action(s) as the Administrative Committee may determine (if applicable).

13.04 Collateralization.

If the loan is approved, there shall be established a special loan account by liquidating a portion of the investment of the Participant’s Account balance in the amount of the loan. Each loan shall be secured by an amount in the Participant’s Accounts equal to the amount of the loan, but not greater than 50% of the borrower’s entire right, title, and interest in his or her vested Account balances.

13.05 Interest Rate.

Each loan agreement shall provide for the payment of interest at a rate determined by the Administrative Committee as follows. The loan interest rate for a calendar quarter will be the Prime Rate, as published in The Wall Street Journal, for the 15th business day of the month preceding the calendar quarter. Notwithstanding the foregoing, unless waived by a Participant, any plan loan that is outstanding on the date that active duty military service begins will accrue interest at a rate of no more than 6% during the period of uniformed service in accordance with the provisions of the Soldiers’ and Sailors’ Civil Relief Act Amendments of 1942, 50 USC App. § 526. This limitation applies even if loan payments are suspended during the period of uniformed service as permitted under Section 13.06.

13.06 Repayment.

The repayment of any loan granted pursuant to this Article XIII shall be in accordance with the terms and conditions determined by the Administrative Committee; provided, every loan shall be repaid in substantially level periodic installments of principal and interest by payroll deduction, or by an alternative repayment method (if any) specified by the Administrative Committee in its procedures, payable not less frequently than quarterly over the term thereof. The Participant has the right at any time to repay all or a portion of the balance of his or her loan in a lump sum payment. The term of a loan shall not exceed five years. Notwithstanding the foregoing, the repayment of an outstanding loan of an Employee on an approved Leave of Absence without pay shall be suspended for the period of leave, but not longer than one year. Any such suspension, however, shall not extend the term of the loan beyond five years, and, with respect to any such loan, interest shall accrue during the suspension period.

Notwithstanding the foregoing, a Participant who obtains a loan from the Plan in accordance with this Article XIII and subsequently performs service in the uniformed services (as defined in chapter 43 of title 38, United States Code) may elect to suspend loan repayments during such period (whether or not such service constitutes qualified military service, as defined under Code Section 414(u)(5)). Such election shall be made in accordance with procedures prescribed by the Administrative Committee and such period of suspension shall not be taken into account in determining whether the term of the loan exceeds five years. For any such loans, interest shall accrue during the suspension period.

13.07 Default.

A loan granted pursuant to this Article XIII that is not repaid shall be deemed to be in default upon the later of (a) or (b) below; provided that a Post-2025 Transferred-Out Participant will be permitted to continue repaying an outstanding loan under this Plan pursuant to Section 13.06, and such loan shall not be deemed to be in default solely because of such transfer, while the individual remains an active participant under the terms of PESP.

(a) The earliest of (i), (ii) or (iii):

(i) The 60th day following the date the Participant ceases to be an Employee;

(ii) The date following a Participant’s Termination of Service, in which the Participant obtains a final distribution of his or her Account from the Plan pursuant to the provisions of Article XI hereof; or

(iii) The 60th day following the date of the Participant’s first missed scheduled loan payment as due via payroll deduction (or otherwise) provided that the Plan issues a loan delinquency report for such Participant’s loan; unless otherwise provided in rules adopted by the Administrative Committee, the Plan shall issue a loan delinquency report following two missed scheduled loan payments, if the Participant is paid on a biweekly basis or following three missed scheduled loan payments, if the Participant is paid on a weekly basis.

(b) Such other period as determined by the Administrative Committee in its sole discretion, to the extent permitted by the IRS regulations.

If a loan from the Before-Tax Account, Qualified Matching Contributions Account, or Qualified Nonelective Contributions Account is in default, the loan may not be foreclosed upon until the earliest to occur of the Participant’s death, Disability Date, attainment of age 59 1⁄2, severance from employment or services, or termination of the Plan described in Code Section 401(k)(10)(A). A Participant shall be permitted to repay in a single sum the entire outstanding balance (including interest) of a loan after default but prior to foreclosure.

13.08 Repayments After Taxable Distribution.

Any repayment of a loan after it has been reported as a taxable distribution under Code Section 72(p) shall be credited to the Before-Tax Account, Before-Tax Rollover Account (as applicable to the following sources: pre-tax rollovers, 457 rollovers, 403(b) rollovers, IRA rollovers, 401 rollovers), Qualified Matching Contributions Account, or Qualified Nonelective Contributions Account that was the source of the loan, and shall constitute “investment in the contract” for purposes of Code Section 72.

13.09 Additional Rules.

All loans shall be subject to such further rules and regulations as the Administrative Committee shall from time to time prescribe and administer in a non-discriminatory manner.

ARTICLE XIV

ESOP ACCOUNTS

14.01 Designation as Employee Stock Ownership Plan.

This Article XIV of the Plan reflects the Employee Stock Ownership Plan (“ESOP”) portion of the Plan that is intended to satisfy Code Sections 401(a) and 4975(e)(7), and Section 407(d)(6) of ERISA. The ESOP shall invest solely in qualifying employer securities, as defined in Code Section 4975(e)(8), or in short-term liquid investments as necessary to provide liquidity to comply with Participant investment directions, and as otherwise provided by Section 2.26. An “ESOP Account” shall be established for each Participant, Beneficiary, and alternate payee under a QDRO credited with an interest in the ESOP. An individual’s ESOP Account shall consist of one or more subaccounts representing the portion of the Accounts described in Section 6.01 that are held under the ESOP and shall be invested in the Company Stock Fund. The ESOP Account is not treated as a separate Account under Section 6.01. For purposes of withdrawals (Articles IX and X, Section 11.03(f), and Appendix C), the ESOP Account shall be treated as a separate investment option.

Prudential intends that the non-ESOP portion and the ESOP portion of the Plan together shall constitute a single plan under Treasury Regulation section 1.414(l)-1(b)(1).

Accordingly, the provisions set forth in the other sections of the Plan shall apply to the ESOP in the same manner as those provisions apply to the non-ESOP portion of the Plan, except to the extent that those provisions are by their terms inapplicable to the ESOP, or to the extent that they are inconsistent with the specific provisions in this Article XIV. The amendment of the Plan to include the ESOP shall not affect any beneficiary designations or any other applicable agreements, elections, or consents that Participants, Spouses, Beneficiaries, or alternate payees under a QDRO validly executed under the terms of the Plan before the effective date of the ESOP; and such designations, agreements, elections, and consents shall apply under the ESOP in the same manner as they apply under the non-ESOP portion of the Plan.

14.02 Transfer of Amounts into the ESOP Account.

As soon as administratively practicable after the close of each Plan Year, for each Participant, Beneficiary, and alternate payee under a QDRO, the Trustee shall transfer his or her fully vested amounts invested in the Company Stock Fund (that are not held in the ESOP Account), as determined as of the end of such Plan Year, to his or her ESOP Account.

Amounts will be transferred to the ESOP solely by means of the transfer described in the prior paragraph. Participants, Beneficiaries, and alternate payees under a QDRO may not contribute or transfer amounts directly into the ESOP. In addition, an Affiliate cannot make contributions directly into the ESOP.

14.03 Investment Elections Applicable to ESOP Accounts.

Participants, Beneficiaries, and alternate payees under QDROs may redirect the investment of amounts credited to their ESOP Accounts into any other Investment Fund available under the Plan, including the non-ESOP portion of the Company Stock Fund, in accordance with Section 16.03. All such redirected amounts shall no longer be considered held under the ESOP.

14.04 ESOP Dividends.

Dividends will be paid to the ESOP and thereafter either distributed to Participants or reinvested in Participants’ ESOP Accounts in accordance with this Section 14.04. Cash dividends paid with respect to Company Stock in the ESOP may, as determined by the Administrative Committee, be either (a) paid directly in cash to Participants on a non-discriminatory basis or (b) paid to the Trustee and then distributed by the Trustee to Participants no later than 90 days after the end of the Plan Year in which paid to the Trustee or at the election of the Participant paid to the Plan and reinvested in Company Stock. Unless otherwise directed by the Administrative Committee, cash dividends shall be paid or reinvested in accordance with subsection (b) of the foregoing sentence and pursuant to the procedures set forth below. (For purposes of this Section 14.04, the term “Participant” includes Beneficiaries and alternate payees under QDROs and the term “dividend” means a dividend that is declared and paid in cash, i.e., not a stock dividend.)

(a) Election. All Participants will be permitted to make an election whether to have any dividends that become payable with respect to Company Stock held in their ESOP Accounts either reinvested in the ESOP Account or distributed in cash. Prior PESP Participants and Post-2025 Transferred-In Participants will automatically have their existing PESP dividend election (if any) with respect to Company Stock held in their PESP ESOP Account transferred to, and applicable under, the Plan (until otherwise changed hereunder). This election shall be made by the Participant in a manner prescribed by the Administrative Committee and will comply with Code Section 404(k) and any applicable IRS guidance, including the following requirements:

(i) each Participant will be provided a reasonable opportunity before a dividend is paid or distributed to the Participant to make a dividend election;

(ii) each Participant will be provided a reasonable opportunity to change a dividend election, at least annually; and

(iii) if there is a change in the Plan terms governing the manner in which the dividends are paid or distributed to Participants, Participants will be provided a reasonable opportunity to make an election under the new Plan terms prior to the date on which the first dividend subject to the new Plan terms is paid or distributed.

Unless otherwise provided by the Administrative Committee, the following rules will apply with respect to the dividend payment election described in this Section 14.04(a):

(1) If a Participant fails to make an annual election, he or she will be deemed to have elected that dividends subject to the election be reinvested in the Participant’s ESOP Account.

(2) Any election or deemed election in effect with respect to a Participant shall be deemed to be in effect with respect to any Beneficiary or alternate payee under a QDRO whose benefit under the Plan is derived from the Participant’s Account until the Beneficiary or alternate payee makes an election.

(b) Cash-Out of Dividends. Dividends will be distributed to Participants electing to receive a distribution of dividends as soon as administratively practicable after the dividends are received by the ESOP. Distributed dividends will not be considered Plan benefit distributions and, therefore, will not be subject to Plan provisions applicable to Plan benefit payments, distributions, or withdrawals, including, without limitation, Articles IX, X, and XI and provisions governing rollovers. If the Participant cannot be located (for example if the Participant’s current address is not known at the time of distribution), the dividend will be held in an Investment Fund having a stable value investment strategy or as otherwise directed by the Investment Oversight Committee. If the Participant is subsequently located, the amount of the dividend will be distributed to him or her as soon as administratively practicable, but earnings on the dividend while invested in the Plan shall remain credited to the Participant’s Account in such stable value Investment Fund, unless transferred in accordance with Section 16.03, until the Participant’s Account is otherwise distributed.

(c) Reinvestment of Dividends. For those Participants who elect, or are deemed to have elected, to reinvest their dividends, dividends will be reinvested in the ESOP Accounts as soon as administratively practicable after the dividend is paid to the Trust. The dividends will be credited to the ESOP Account even if the Company Stock Fund units on which the dividend is based have been distributed or transferred to the non-ESOP portion of the Plan at the time the dividend is so credited. All cash dividends reinvested in Company Stock hereunder shall be fully vested and non-forfeitable.

14.05 Distributions and Withdrawals.

Other than distributions made pursuant to Section 14.04(b), if a distribution or withdrawal from the Plan includes amounts credited to an ESOP Account, a Participant, Beneficiary, or alternate payee under a QDRO may elect to receive the portion of the distribution from the Company Stock Fund (including both the ESOP and non-ESOP portions) entirely in the form of Company Stock, provided that fractional shares shall be distributed in cash rather than in Company Stock. Any distribution or withdrawal from the ESOP Account shall comply with the requirements of Code Section 409(o).

If a Participant, Beneficiary or alternate payee under a QDRO with an ESOP Account receives a total distribution of his or her Account prior to the date a dividend attributable to such ESOP Account is paid to the ESOP, the dividends that are subsequently paid with respect to his or her ESOP Account shall be distributed as follows: (i) if such individual elected to receive the dividends under Section 14.04 in cash, they will be paid as cash dividends in accordance with Section 14.04(b), and treated accordingly for tax purposes, or (ii) if such individual elected, or is deemed to have elected, to reinvest the dividends under Section 14.04 or if the dividend is declared and paid in stock, the dividends will be treated as part of his or her Account for tax purposes and will be distributed in accordance with Articles IX, X, and XI without regard to the manner in which such individual’s prior Account balance was distributed.

14.06 Put Option Where Common Stock Is Not Readily Tradable.

In the case of a distribution of Company Stock which is not publicly traded, the Participant, Beneficiary, or alternate payee under a QDRO to whom the Company Stock is distributed shall have the right to require the repurchase of any shares so distributed by means of a put option, as required under Code Section 409(h). The ESOP shall have a right of first refusal on any repurchase of shares, exercisable at the election of the Investment Oversight Committee. If the ESOP does not exercise its right of first refusal, Prudential shall be required to purchase any shares pursuant to such a put option. The put option may be exercised at any time within the 60-day period following the date of distribution and, if such right is not exercised within such 60-day period, within the 60-day period commencing with the first day of the following Plan Year. If Company Stock is distributed in installments and the Participant, Beneficiary, or alternate payee under a QDRO exercises his or her put option with respect to any installment, the amount to be paid therefore shall be paid not later than 30 days after the exercise of such right.

(a) Payment Terms. At the election of Prudential or, if the ESOP exercises its right of first refusal to purchase the Company Stock, at the election of the Investment Oversight Committee, the amount to be paid pursuant to the exercise of a put option with respect to Company Stock distributed as part of a total distribution may be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than 30 days after the exercise of such right and not exceeding five years, if adequate security is provided and reasonable interest is paid on the unpaid amounts.

(b) Price. The exercise price of the put option shall be the fair market value of Company Stock as determined by the Administrative Committee.

(c) Certain Rights and Protections Are Non-terminable. The right to exercise a put option under this Section is non-terminable and shall continue to apply to the extent required under Treasury Regulation section 54.4975-11(a)(3)(ii).

ARTICLE XV

ADMINISTRATION AND FIDUCIARIES

15.01 Plan Sponsor.

Prudential is the “plan sponsor” of the Plan, as described by ERISA Section 3(16)(B).

15.02 Administrative Committee.

(a) General. The Administrative Committee shall mean a committee composed of three or more Employees, one of whom shall be Chairperson. The Senior Vice President shall designate the individual who shall be the Chairperson and the Chairperson shall designate the remaining members of the Administrative Committee.

(b) Administrative Responsibilities. The Administrative Committee shall have responsibility, and full and absolute discretion and authority, to control and manage the operation and administration of the Plan, including without limitation the specific responsibilities and powers described in the provisions of this Plan. In addition, the Administrative Committee shall —

(1) be a “named fiduciary,” within the meaning of Section 402(a)(2) of ERISA and for purposes of Section 403(a)(1) of ERISA, and the Plan Administrator, as described by ERISA Section 3(16)(A), provided that the Administrative Committee may appoint another person to be the Plan Administrator to carry out some or all of the Administrative Committee’s responsibilities, or remove such person, by a written notice to such person; and

(2) upon consultation with the Investment Oversight Committee, implement and administer the operation of the Investment Funds.

(c) Final Decision Authority. The Administrative Committee or its delegate (including without limitation an Administrator appointed under Section 15.02(b), or any person named by the Administrative Committee under Section 15.04 to carry out some or all of its responsibilities) shall have full discretionary authority to determine all questions and matters that may arise in the administration of the Plan or in carrying out its responsibilities or exercising any authority under the Plan, including without limitation the resolution of questions of fact, interpretation or application. Benefits under this Plan shall be paid only if the Administrative Committee decides in its discretion that the applicant is entitled to them. In all such cases, each decision of the Administrative Committee or its delegate shall be final and binding upon all parties.

15.03 Investment Oversight Committee.

(a) General. The Investment Oversight Committee shall consist of three or more individual members appointed by name or by title by the “Appointing Fiduciary” as defined herein. The “Appointing Fiduciary” shall be a senior executive officer designated by Prudential to have the discretion and authority for appointing, removing, and as applicable, replacing the individual members of the Investment Oversight Committee. Meyrick Douglas, Senior Vice President, Chief Risk Officer of the Company is designated an Appointing Fiduciary and shall have full authority and discretion to appoint individuals to serve as new members of the Investment Oversight Committee. In addition, Meyrick Douglas shall have the authority and discretion to remove and, as applicable, replace existing members of the Investment Oversight Committee, as he determines appropriate.

(b) Investment Responsibilities. The Investment Oversight Committee shall be a “named fiduciary,” within the meaning of Section 402(a)(2) of ERISA and for purposes of Section 403(a)(1) of ERISA, and have responsibility for implementing the Plan’s funding policy and method consistent with Section 16.01 and consistent with ERISA, and for establishing the Plan’s investment policies. Except with respect to the Company Stock Fund, the Investment Oversight Committee shall select all Investment Funds and direct the exercise of voting or similar rights for any security held in the Plan Fund, unless responsibility for the management of such security is granted to an investment manager or delegated to another fiduciary by the Investment Oversight Committee under Section 15.04. The Company Stock Fund, as described by Section 2.26, shall be available as an Investment Fund under the Plan and shall be voted or tendered in accordance with Section 15.12. The Investment Oversight Committee has authority to:

(1) appoint and remove a Trustee or Trustees for a portion of or all of the assets of the Plan Fund, and, upon notice to the Administrative Committee, to enter into one or more trust agreements with such Trustee(s) on behalf of Prudential, and direct such Trustee(s) with respect to the management of the Plan’s assets; and

(2) appoint and remove one or more investment manager(s), as defined in ERISA Section 3(38), to serve as investment manager for any portion of the Plan Fund.

(c) Discretionary Authority. The Investment Oversight Committee or its delegate (including, without limitation, any person named by the Investment Oversight Committee under Section 15.04 to carry out some or all of its responsibilities) shall have full discretionary authority to determine all questions and matters that may arise in carrying out its responsibilities or exercising any authority under the Plan.

15.04 Delegation and Allocation of Fiduciary Responsibilities.

(a) Delegation of Fiduciary Authority. The Administrative Committee and the Investment Oversight Committee shall have the power to delegate their respective fiduciary responsibilities (other than trustee responsibilities) to Employees or to other individuals or organizations by notifying them as to the duties and responsibilities delegated. Any such delegate shall be empowered with the same discretion and authority as granted to the Administrative Committee and/or the Investment Oversight Committee under the terms of the Plan. Each person to whom responsibilities are so delegated shall serve at the pleasure of the committee making the delegation and, if a full-time Employee, without payment by the Plan of additional compensation for such services. Any such person may resign by delivering a written resignation to the committee that made the delegation. Vacancies created by resignation, death or other cause may be filled by the committee that made the delegation or the assigned responsibilities may be reassumed or redelegated by such committee.

(b) Allocation of Fiduciary Responsibilities. The Administrative Committee and the Investment Oversight Committee each may allocate their fiduciary responsibilities between themselves and among their members according to such rules and procedures as they each may adopt for such purposes.

(c) Limitations on Fiduciary Responsibility. No fiduciary of the Plan shall be responsible for any acts or failures by another Plan fiduciary unless the Plan provides for shared fiduciary responsibility and such shared responsibility was not allocated or delegated as described herein. The committees and each of their members, and any other Plan fiduciaries may serve in more than one fiduciary capacity with respect to the Plan.

15.05 Rules and Procedures.

The Administrative Committee and the Investment Oversight Committee are authorized to adopt rules to govern their proceedings. In making determinations or calculations, the committees shall be entitled to rely on information provided by the Employer, a Participant, a Beneficiary, an alternate payee under a QDRO, legal counsel, an insurer, an auditor, and any other service provider rendering investment, accounting, actuarial, legal, or insurance advice.

15.06 Employment of Agents.

The Administrative Committee and the Investment Oversight Committee may each, at the Plan’s expense, (a) employ counsel, auditors, and other agents and such clerical and other services as it may require to carry out its duties under the Plan and the provisions of the Plan; and (b) engage persons to render investment, accounting, actuarial, legal or insurance advice relating to their fiduciary and other responsibilities under the Plan and rely on such advice.

15.07 Meetings.

The Administrative Committee and the Investment Oversight Committee shall, from time to time, hold meetings at such place or in such manner as the committee so chooses. Each committee may also act without a meeting. Action shall be by the majority vote of the members of the committee, or if at a meeting, by a majority of the members at the meeting. Each committee shall maintain a record of its actions.

15.08 Claims and Appeals.

(a) All inquiries and claims respecting the Plan shall be in writing from the claimant, or his or her authorized representative, and directed to the Administrative Committee at such address as may be specified from time to time. The Administrative Committee shall treat any writing that is identified as a claim for benefits as a claim under these claims and appeals procedures, and may treat any other writing or communication received by the Administrative Committee as a claim under these procedures, even if the writing or communication is not identified as a claim for benefits. The Administrative Committee shall provide to each claimant a notice acknowledging its receipt of a communication that the Administrative Committee considers a claim for benefits. If a claimant does not receive such acknowledgment within 60 days after making a claim, the individual should contact the Administrative Committee to determine that the claim has been received and identified as a claim for benefits.

A written determination allowing or denying the claim shall be furnished to the claimant within 90 days of the date on which the claim is filed (the “determination date”). If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period. An adverse benefit determination shall be dated and signed by the Administrative Committee and shall clearly set forth the following information –

(1) the specific reason or reasons for the adverse benefit determination;

(2) reference to the specific Plan provisions on which the adverse benefit determination is based;

(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) an explanation of the procedure set forth below for review of the adverse benefit determination and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

A claim should be considered approved only if approval is communicated to the claimant in writing. If a claimant does not receive a response to a claim for benefits within the applicable time period, the claimant may proceed with an appeal under the procedures described in (b) below.

(b) A claimant may obtain review of an adverse benefit determination by filing a written notice of appeal with the Administrative Committee within 60 days after the determination date or, if later, within 60 days after the receipt of a written notice denying the claim (or, if the claimant has not received a response to the initial claim, within 150 days of the filing of the initial claim). The notice of appeal should include all information not previously submitted that the claimant wants to be considered in connection with the claim. Upon receipt of a notice of appeal, the Administrative Committee shall appoint one or more persons who shall conduct a full and fair review, which shall include the claimant’s right:

(1) to present a written statement of facts, comments, documents, records, and other information relating to the claim for benefits;

(2) to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(3) to a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

(4) to receive a prompt written notification of the determination on review, which, in the case of an adverse determination, clearly sets forth, in a manner calculated to be understood by the claimant, the following:

i. specific reasons for the adverse determination and containing references to the specific Plan provisions on which the decision is based;

ii. a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

iii. a statement of the claimant’s right to bring an action under Section 502(a) of ERISA and a description of the applicable limitations period under the Plan.

A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension and provide notice within the initial 60-day period of such extension and circumstances, and the date a decision is expected. The Administrative Committee may appoint itself, one or more of its number, or any other person or persons whether or not connected with Prudential to review a claim.

(c) Claimants must follow the claims procedure in this Section 15.08 before taking action in any other forum regarding a claim for benefits under the Plan. Any other claims that arise under or in connection with Plan, even though not claims for benefits, must be filed with the Administrative Committee and will be considered in accordance with these claims and appeals procedures.

Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Administrative Committee (including the decision on any appeal of the claim). In addition, any suit or legal action will be subject to a two-year limitation period measured from the date the claim arose (provided that this two-year limitation period will be tolled during the review and appeal of a claim under these procedures). A claim will be presumed to have arisen when a claimant has actual or constructive notice of the events giving rise to the claim. The applicable limitation period on suits for benefits shall apply in any forum where a claimant initiates such suit or legal action.

15.09 Indemnification.

Each individual who has been designated to carry out any fiduciary or administrative responsibility under the Plan, excluding Eligible Voters under Section 15.12, whether an employee, officer or director of the Employer, to the extent permitted by law, shall be indemnified by the Employer against all expenses (including costs and attorney’s fees) actually and necessarily incurred or paid by him or her in connection with the defense of any action, suit or proceeding in any way relating to or arising from the Plan to which he or she may be made a part by reason of his or her being or having been so designated, or by reason of any action or omission or alleged action or omission by him or her in such capacity, and against any amount or amounts which may be paid by him or her (other than to the Employer) in reasonable settlement of any such action, suit or proceeding, where it is in the interest of the Employer that such settlement be made. In cases where such action, suit or proceeding shall proceed to final adjudication, such indemnification shall not extend to matters as to which it shall be adjudged that such individual is liable for gross negligence or willful misconduct in the performance of his or her duties as such. The right of indemnification herein provided shall not be exclusive of other rights to which any such individual may now or hereafter be entitled, and shall inure to the benefit of his or her heirs, executors, and administrators.

15.10 Plan Expenses.

To the extent permitted by law, the expenses of the Plan shall be paid from the Plan Fund unless paid by the Employer. The Employer may elect to pay expenses properly chargeable to the Plan and then obtain reimbursement from the Plan for advanced payment of expenses. Expenses of the Plan include, but are not limited to, investment management, custodial, legal, accounting, actuarial, recordkeeping, reporting and disclosure, insurance and bonding and consulting expenses, and expenses in administering the Plan.

15.11 Electronic Administration.

In its rules and procedures for the administration of the Plan (including without limitation in procedures covering any directions, elections or other actions by Participants, Beneficiaries, and alternate payees under QDROs, and the delivery of statements and other disclosure materials to such individuals), the Administrative Committee may provide for the use of electronic communications and other media in accordance with applicable law.

15.12 Company Stock.

(a) Purchase of Company Stock. The Trustee shall purchase Company Stock for the Company Stock Fund in the open market or by private purchase, including purchase from an Affiliate (except to the extent that the Employer elects to contribute Company Stock to the Plan). Any such purchase from an Affiliate shall be at a price per share not in excess of the mean between the highest and lowest quoted selling price per share for a 100 share lot of Company Stock on the composite tape of New York Stock Exchange issued on the date of purchase.

(b) Voting Rights of Company Stock. All voting rights with respect to shares of Company Stock held by the Plan shall be exercised by the Trustee in accordance with the timely directions of Participants, Beneficiaries, or alternate payees under QDROs (collectively, the Participants, the Beneficiaries, and such alternate payees are “Eligible Voters”), as provided herein. Each Eligible Voter shall have the right to direct the Trustee how to vote the number of shares of Company Stock credited to his or her Account (whether or not fully vested). To the extent that any shares of Company Stock are Undirected Shares (as defined below), the Trustee shall vote the Undirected Shares in the same proportion on each issue as it votes shares of Company Stock for which instructions are received in a timely manner from Eligible Voters, subject to Section 15.12(b)(2). For this purpose, Undirected Shares are shares of Company Stock allocated to an Eligible Voter’s Account (whether or not fully vested) for which the Trustee does not receive timely voting instructions.

(1) Application of Voting Instructions; General. Timely voting instructions provided by each Eligible Voter to the Trustee shall apply to the number of shares of Company Stock credited to the Eligible Voter’s Account (whether or not fully vested). Each Eligible Voter who provides instructions to the Trustee shall be a “named fiduciary” (within the meaning of Sections 402(a)(2) of ERISA and for purposes of Section 403(a)(1) of ERISA) to the Plan with respect to the voting of such shares, but shall have no other fiduciary authority or responsibility under this Plan unless otherwise designated as a “named fiduciary” under another section of the Plan.

(2) Undirected Shares. The Trustee shall vote Undirected Shares in the same proportion on each issue as it votes shares of Company Stock for which instructions are received in a timely manner from Eligible Voters unless the Trustee determines that proportionate voting of the Undirected Shares may be contrary to ERISA. In such circumstances, the Trustee shall notify the Investment Oversight Committee (or its delegate) which shall be responsible for directing the Trustee with respect to the proportionate voting of the Undirected Shares; provided, however, that, in any situation which the Investment Oversight Committee (or its delegate) determines has the potential for a conflict of interest on the part of the Investment Oversight Committee (or its delegate), the Investment Oversight Committee (or its delegate) shall appoint an independent fiduciary to instruct the Trustee with respect to proportionate voting of the Undirected Shares.

(3) Notice to Eligible Voters. Before each annual or special meeting of the shareholders of Prudential Financial, Inc., the Administrative Committee shall cause to be sent to each Eligible Voter the proxy materials and any other information provided to Prudential Financial, Inc.’s shareholders in connection with such annual or special meeting. The materials sent to Eligible Voters shall include a notice explaining that: (A) each Eligible Voter’s timely voting instructions to the Trustee shall be effective with respect to the number of shares of Company Stock credited to his or her Account (whether or not fully vested), (B) each Eligible Voter who provides voting instructions to the Trustee shall be a “named fiduciary” of the Plan with respect to the shares of Company Stock allocated to his or her Account, and (C) if the Eligible Voter fails to timely provide voting instructions to the Trustee, the Trustee shall vote the shares of Company Stock credited to his or her Account in the same proportion as the Trustee votes those shares for which it received timely voting instructions from Eligible Voters, to the extent not contrary to ERISA.

(4) Confidentiality. Except as required by applicable law, instructions received by the Trustee from Eligible Voters shall be held in confidence and shall not be divulged or released to any person, including officers or employees of an Affiliate.

(c) Tender or Similar Offers.

(1) General. Notwithstanding the foregoing, in the event of a tender offer by any party other than an Affiliate for shares of Company Stock or in the event of any similar event to effect a change in control (as hereinafter defined) of Prudential Financial, Inc. by a sale or exchange of Company Stock, the Trustee shall tender or take other action in accordance with timely instructions of Eligible Voters, as provided herein. Each Eligible Voter shall have the right to instruct the Trustee in a timely manner with respect to the number of shares of Company Stock credited to his or her Account (whether or not fully vested). Each Eligible Voter shall be a “named fiduciary” (within the meaning of Sections 402(a)(2) of ERISA and for purposes of Section 403(a)(1) of ERISA) of the Plan with respect to the exercise of his or her rights in a tender offer or in any similar event to effect a change in control (as hereinafter defined) of Prudential Financial, Inc. by a sale or exchange of Company Stock, but shall have no other fiduciary authority or responsibility under this Plan unless otherwise designated as a “named fiduciary” under another section of this Plan. The Trustee shall treat an Eligible Voter’s failure to timely respond to a request for instructions as an instruction to not tender or to not sell or exchange, as the case may be, unless otherwise directed by the Investment Oversight Committee (or its delegate). For this purpose, the Trustee shall inform the Investment Oversight Committee (or its delegate) that where instructions are not timely received for shares allocated to an Eligible Voter’s Account, the Trustee shall not tender or not sell or exchange, as the case may be, those shares unless the Investment Oversight Committee (or its delegate) determines that such action may be contrary to ERISA. The Investment Oversight Committee (or its delegate) shall be responsible to determine whether any circumstance exists such that the action of the Trustee to not tender or to not sell or exchange, as the case may be, any shares for which timely voting instructions are not received as required by this Section 15.12(c) is contrary to ERISA; provided that, in any situation which the Investment Oversight Committee (or its delegate) determines has the potential for a conflict of interest on the part of the Investment Oversight Committee (or its delegate), the Investment Oversight Committee (or its delegate) shall appoint an independent fiduciary to instruct the Trustee on behalf of the Investment Oversight Committee (or its delegate) hereunder.

(2) Notice. In the event of a tender offer by any party other than an Affiliate for shares of Company Stock or in the event of any similar event to effect a change in control (as hereinafter defined) of Prudential Financial, Inc. by a sale or exchange of Company Stock, the Administrative Committee shall cause to be sent to each Eligible Voter a form requesting instructions as to whether the Company Stock should be tendered pursuant to the offer or sold or exchanged pursuant to any similar attempt to effect such a change in control. The materials sent to Eligible Voters shall include a notice explaining that: (A) the Eligible Voter’s timely instructions shall be effective with respect to the number of shares of Company Stock credited to his or her Account (whether or not fully vested), (B) each Eligible Voter shall be a “named fiduciary” of the Plan only with respect to the number of shares of Company Stock credited to the Eligible Voter’s Account, and (C) an Eligible Voter’s failure to respond to a request for instructions shall be treated as an instruction to not tender or to not so sell or exchange, as the case may be. At or prior to the time the Administrative Committee causes such request for instructions to be sent to each Eligible Voter, it shall distribute or cause to be distributed to each Eligible Voter copies of any materials required to be distributed to each shareholder of Prudential Financial, Inc. by the Securities and Exchange Commission or by any other appropriate regulatory body in connection with the tender offer or similar attempt to effect a change of control.

(3) Response to Tender or Similar Offer; Confidentiality. Upon timely receipt of instructions from the Eligible Voters, the Trustee shall tender or take other action with respect to the shares of Company Stock credited to each Eligible Voter’s Account as directed by him or her. To the extent that an Eligible Voter does not provide instructions with respect to the number of shares of Company Stock credited to his or her Account, the Trustee shall not tender or sell or exchange such shares of Company Stock, unless directed otherwise by the Investment Oversight Committee (or its delegate) or independent fiduciary, as applicable and as set forth above. Except as required by law, instructions received by the Trustee from Eligible Voters shall be held in confidence and shall not be divulged or released to any person, including officers or employees of an Affiliate.

(4) Change in Control. For purposes of this subsection 15.12(c), a change in control of Prudential Financial, Inc. shall mean the accumulation by any individual, firm, corporation or other entity (other than an Affiliate or by any employee benefit plan maintained by an Affiliate), singly or in combination with any associates or affiliates, of the beneficial ownership of more than 20% of the outstanding shares of capital stock of Prudential Financial, Inc. authorized to be issued from time to time under its Certificate of Incorporation.

(5) Tender Offer by an Affiliate. In the event of a tender or similar offer by an Affiliate, the Investment Oversight Committee (or its delegate) shall determine whether the right to provide instructions regarding the tender or similar offer shall be exercised by (a) the Investment Oversight Committee (or its delegate), (b) Eligible Voters, in accordance with the procedures set forth in Sections 15.12(c)(1) to (4) hereof, or (c) an independent fiduciary engaged by the Investment Oversight Committee (or its delegate); and shall direct the Trustee accordingly.

(6) Tender or Similar Offer Proceeds Fund. Any proceeds from the tender or the sale or exchange of Company Stock hereof shall be held in a Tender Offer Proceeds Fund. Such fund shall be invested in such manner as the Investment Oversight Committee (or its delegate), in its sole discretion, determines.

(d) Dividends and Other Income on Company Stock. Subject to the provisions of Section 14.04, all dividends and other income credited to the Company Stock Fund shall be allocated to all individuals with an Account balance in the Company Stock Fund when such amounts are received to the Plan. However, if the Company Stock Fund has been terminated, such dividends and other income shall be allocated in accordance with Section 8.02.

(e) Confidentiality. Except as required by applicable law, information relating to the purchase, holding and sale of the Company Stock and the exercise of voting, tender and similar rights with respect to the Company Stock by Participants, Beneficiaries and alternate payees under QDROs shall be held in confidence and shall not be divulged or released to any person, including officers or employees of an Affiliate. The Administrative Committee shall ensure that sufficient procedures are maintained to safeguard the confidentiality of such information and shall monitor compliance with such procedures. In any situation which the Administrative Committee determines has a potential for undue Employer influence upon the direct or indirect purchase, holding and sale of the Company Stock or exercise of voting, tender and similar rights by Participants, Beneficiaries, or alternate payees under QDROs, the Administrative Committee shall appoint an independent Plan fiduciary to review the sufficiency of, and monitor compliance with, such procedures. In the case of a tender or similar offer, the Administrative Committee shall appoint such an independent fiduciary. For purposes of this paragraph, a fiduciary is not independent if the fiduciary is affiliated with the plan sponsor, as described in Section 15.01.

15.13 Special Rules for Military Service.

Sections 4.08, 7.01, 10.09, 13.05, and 13.06 of the Plan contain additional provisions applicable to individuals who are undergoing a period of qualified military service.

ARTICLE XVI

PLAN INVESTMENTS & TRUSTEE

16.01 Funding Policy; Permissible Investment.

The Plan is funded through Employee and Employer contributions and earnings thereon received by the Plan Fund. The Plan Fund may be invested through use of trust accounts, mutual funds, or insurance contracts. These trust accounts or mutual funds may include accounts or funds sponsored by Prudential or an affiliate of Prudential, and shall include the Company Stock Fund; these insurance contracts may include contracts issued by Prudential or an affiliate of Prudential, and may provide for the investment of some or all of the Plan Fund in one or more separate accounts maintained by Prudential or an affiliate of Prudential. Amounts invested in insurance contracts or policies issued by an insurance company qualified to do business in a state or otherwise held by such an insurance company need not be held in the Trust.

16.02 Participant Investments.

It is intended that this Plan constitute a plan described in ERISA Section 404(c) and title 29 of the Code of Federal Regulations Section 2550.404c-1. To the extent the requirements of ERISA Section 404(c) are satisfied, the Administrative Committee, the Investment Oversight Committee, the Trustee, and all other Plan fiduciaries shall not be liable for any losses which are the direct and necessary result of investment directions given by Participants, Beneficiaries, or alternate payees under QDROs.

(a) Investment Directions. Except as otherwise provided in Section 16.03, subject to the automatic transfer of elections for Active Prior PESP Participants and Post-2025 Transferred-In Participants (as described in Article III), and further subject to the rules established by the Administrative Committee, each Participant, Beneficiary, and alternate payee under a QDRO may direct the investment of his or her Accounts in one or more of the Investment Funds offered under the Plan. Amounts received in repayment of a Participant’s loan shall be invested according to procedures developed by the Administrative Committee as in effect from time to time. Except as otherwise provided in Section 16.03(d), if a Participant, Beneficiary, or alternate payee under a QDRO does not provide directions with respect to any portion of the Plan Fund, the undirected amounts shall be invested in a default Investment Fund selected by the Investment Oversight Committee.

(b) Investment Funds. The Investment Oversight Committee may, upon consultation with and advance notice to the Administrative Committee, add, substitute, or delete any of the Investment Funds, other than the Company Stock Fund. If any existing Investment Fund is deleted, the Investment Oversight Committee shall provide the Administrative Committee with instructions regarding the reinvestment of amounts previously allocated to the deleted Investment Fund.

16.03 Participant Elections and Directions.

All Participant elections and directions under the terms of the Plan shall be made in accordance with rules and procedures prescribed by the Administrative Committee. Subject to the rules and procedures established by the Administrative Committee:

(a) Participants, Beneficiaries, and alternate payees under QDROs may direct the transfer between Investment Funds of contributions that have already been made to the Plan (under such individuals’ accumulated Account balances) by Money Source Group. A transfer election made by a Participant, Beneficiary, or alternate payee under a QDRO with respect his or her After-Tax Money Source Group, Pre-Tax Money Source Group, Roth Money Source Group, Employer Contributions Money Source Group, or Employer Contributions (closed) Money Source Group, as applicable, will apply to all contribution within the group. A transfer election made with respect to a Money Source Group shall become effective as of the Valuation Date that occurs as soon as administratively practicable following such direction, unless otherwise specified by the Administrative Committee;

(b) Participants may elect to change investment allocations of future (if applicable) after-tax contributions as a group (including After-Tax Contributions and after-tax rollover contributions, together the “After-Tax Money Source Group”), pre-tax contributions as a group (including Before-Tax Contributions, pre-tax Rollover Contributions, and Qualified Nonelective Contributions, together the “Pre-Tax Money Source Group”), Roth contributions as a group (including Roth 401(k) Contributions, Roth Rollover Contributions, and Roth In-Plan Rollover Contributions, together the “Roth Money Source Group”), open employer contributions as a group (including Qualified Matching Contributions, Discretionary Company Contributions, amounts held under the Prior Company Contributions Account, and Company Matching Contributions credited to the Company Match 1 Account, together the “Employer Contributions Money Source Group”), and closed employer contributions as a group (including Company Matching Contributions credited to the Company Match 2 Account, the “Employer Contributions (closed) Money Source Group”). Investment elections made with respect to a Money Source Group shall become effective as of the pay period that occurs as soon as administratively practicable following such election;

(c) A Covered Employee or an Authorized Rollover Contributor may direct the investment of Rollover Contributions made to the Plan in accordance with Section 4.06; provided, however, that, if a Covered Employee or Authorized Rollover Contributor does not direct the investment of all or any portion of Rollover Contributions, the undirected amounts shall be invested in a default Investment Fund selected by the Investment Oversight Committee; and

(d) Company Matching Contributions credited to the Company Match 2 Account in PESP were invested in the Company Stock Fund. Amounts held in the Company Match 2 Account may be invested, if so elected by the Participant in accordance with Section 16.03(a), in any of the Investment Funds.

(e) To the extent any individual fails to provide the Administrative Committee with an election or direction in good order in accordance with the rules and procedures established by the Administrative Committee, the individual’s most recent election or direction shall remain effective. The Administrative Committee may decline to implement investment instructions where it deems appropriate, including without limitation, those that may violate the Administrative Committee’s procedures for investment instructions, result in a prohibited transaction under ERISA Section 406 or Code Section 4975, generate income that would be taxable to the Plan or Trust, violate applicable federal securities laws, or violate Prudential Financial, Inc.’s policies regarding compliance with such laws.

(f) Notwithstanding any other Plan provision to the contrary, the Administrative Committee may adopt administrative procedures designed to ensure that transactions resulting from Participant, Beneficiary, or alternate payee under a QDRO elections and directions do not violate applicable federal securities laws or Prudential Financial, Inc.’s policies regarding compliance with such laws.

(g) Regardless of any Plan provision to the contrary, a Participant who has completed at least three Years of Service, any alternate payee with respect to such a Participant, and any beneficiary of such a deceased Participant, may elect to divest all or any portion of amounts credited to his or her Company Stock Fund account in accordance with Code Section 401(a)(35) (and Treasury Regulation Section 1.401(a)(35)-1).

16.04 Trustee.

The Trustee shall have exclusive responsibility for the custody of assets from and after the receipt of contributions or other additions to the Trust Fund, and shall have authority and discretion to manage, acquire, and dispose of the assets of the Trust Fund, subject to (a) the terms of this Plan and the trust agreement made between the Trustee and Prudential, and (b) any investment policy directions from the Investment Oversight Committee and the directions of the Investment Oversight Committee with respect to voting rights for any security held by the Trustee, except to the extent that responsibility for management of any assets held in the Trust Fund is granted to an investment manager or delegated to another fiduciary by the Investment Oversight Committee under Section 15.04 or 15.12. To the extent permitted under the trust agreement, the Trustee may engage agents and other service providers to carry out its duties under the Plan.

16.05 Allocation of Responsibility Regarding Plan Assets.

If there is more than one Trustee with respect to the Trust Fund or with respect to a particular portion thereof, such Trustees shall each manage and control the assets entrusted to them, except that with the approval of the Investment Oversight Committee such Trustees may by agreement allocate any such specific responsibilities, obligations or duties among themselves as they deem advisable, including (without limitation) the duties of the Trustees respecting custody and registration of securities and their duties respecting voting of securities.

ARTICLE XVII

TOP HEAVY

17.01 In General.

(a) In any Plan Year in which the Plan is top-heavy the Employer shall make such additional contributions to the Account of each Participant who is not a Key Employee and who was employed by or providing services to the Employer, so that the sum of Employer contributions equal in the aggregate at least the lesser of (a) 3% of the Participant’s compensation as defined in Section 7.01 for purposes of Code Section 415, or (b) the largest percentage of such compensation provided for a Key Employee during the Plan Year. If a Participant participates in a defined contribution pension plan maintained by an Affiliate, the minimum contribution shall be made only if and to the extent such minimum contribution is not made to such pension plan on behalf of such Participant.

(b) If the Plan should for any Plan Year become top-heavy as defined in Section 17.02, then, notwithstanding any other provisions of the Plan, the rules in Section 17.03 shall apply to the Plan.

17.02 Top-Heavy Determination.

(a) Top-Heavy Defined. The Plan is top-heavy for a Plan Year if, as of the Determination Date, the aggregate of the Accounts under the Plan for Key Employees exceeds 60% of the aggregate of the Accounts for all Employees, as computed under Code Section 416(g). “Key Employee” shall be defined as in Code Sections 416(i) and 318. The “Determination Date” for purposes of Article XVII shall mean the last day of the Plan Year preceding the Plan Year in question. The value of the accumulated benefit for any Employee as of a Determination Date shall include the aggregate distributions, including withdrawals, made with respect to such Employee under the Plan during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.” The accrued benefits and accounts of any individual who has not performed services for the Employer or an Affiliate during the one-year period ending on the Determination Date shall not be taken into account.

(b) Required Aggregation Groups. If the Plan is required to be aggregated with other plans under the provisions of the following sentences, then the aggregated plans taken together shall constitute the Plan for purposes of this Section 17.02. Notwithstanding the foregoing, if the Plan is required to be aggregated with a group of plans in a required aggregation group then if the required aggregation group is not top-heavy for a Plan Year, the Plan is not top-heavy for that Plan Year, and if the required aggregation group is top-heavy for a Plan Year, then the Plan is top-heavy for that Plan Year. For purposes of the preceding sentence, a required aggregation group means each plan of an Affiliate in which a Key Employee participates or participated at any time during the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other such plan which enables any plan in which a Key Employee participates to meet the coverage and anti-discrimination requirements of Code Sections 401(a)(4) and 410.

(c) Permissive Aggregation Groups. Notwithstanding the above provisions, the Plan will not be top-heavy in any Plan Year in which a permissive aggregation group to which the Plan belongs is not top-heavy. A permissive aggregation group consists of plans maintained by the Employer or by an Affiliate that are required to be aggregated plus one or more plans that are not part of a required aggregation group but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the required aggregation group.

(d) Top-Heavy Determination for a Group. A required aggregation group or a permissive aggregation group is top-heavy for a Plan Year if, as of the Determination Date, the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such group and the aggregate of the accounts of Key Employees under all defined contribution plans included in such group exceeds 60% of a similar sum determined for all participants in such plans under Code Section 416(g).

17.03 Top-Heavy Contingent Provisions.

If the Plan is top-heavy for a Plan Year, as defined in Section 17.02, then the combined employer contributions hereunder and the contributions under any other defined contribution plan of an Affiliate for the Plan Year for each Participant who is not a Key Employee, expressed as a percentage of compensation and after adding thereto all Employee contributions made by each such Participant, shall be not less than the lesser of 3% or the largest percentage calculated in the same manner for any Key Employee. Employer contributions shall be considered for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to Company Matching Contributions and Discretionary Company Contributions. The preceding sentence shall apply with respect to Company Matching Contributions under the Plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

The Plan shall satisfy the minimum benefit requirement to the extent not met by another qualified retirement plan of the Employer, for Participants covered under any such plan.

ARTICLE XVIII

AMENDMENT AND TERMINATION

18.01 Amendment.

(a) Prudential, acting by written resolution of the Compensation and Human Capital Committee or of the entire Board of Directors, may, at any time and from time to time, amend in whole or in part, any, or all of the provisions of the Plan, except as provided in Section 18.03. All amendments to the Plan authorized by the Compensation and Human Capital Committee or of the entire Board of Directors may be executed by the Senior Vice President or his or her delegate.

(b) In addition, the Senior Vice President may adopt Plan amendments, without approval by the Compensation and Human Capital Committee or the Board of Directors, that are not reasonably expected to increase the estimated costs of the Plan by more than $25 million per year based on a reasonable estimate.

(c) The determination of estimated Plan costs for the changes described above shall be based on advice and/or consultation with a subject matter expert, including but not limited to internal People Team-Total Rewards benefits personnel or any successor thereto, actuary, third-party administrator, or benefits consultant, as appropriate, based on current or expected costs and shall not include professional fees or other similar types of costs, including any ministerial costs.

(d) Pursuant to action by the Senior Vice President, he or she shall have the power to delegate his/her responsibilities to adopt Plan amendments, without approval by the Compensation and Human Capital Committee or the Board of Directors, to one or more officers, by notifying them as to the duties and responsibilities being delegated. Each person to whom responsibilities are so delegated shall serve at the pleasure of the Senior Vice President and, if an Employee, without payment of additional compensation for such services. Any such person may resign by delivering a written resignation to the Senior Vice President. Vacancies created by resignation, death, or other cause may be filled by the Senior Vice President or the assigned responsibility may be reassumed or redelegated by the Senior Vice President.

(e) Without regard to the limitations set forth above:

(1) The Senior Vice President or his or her delegate or delegates, in his or her sole discretion, on behalf of Prudential may adopt Plan amendments that are: (i) necessary or advisable for purposes of compliance with applicable law; (ii) ministerial changes that are necessary or appropriate to reduce complexity or minimize administrative expenses; or (iii) changes to the eligibility provisions and the definitions of earnings and/or compensation under the Plan.

(2) The Senior Vice President or his or her delegate, is authorized and directed to: (i) determine whether any amendments to the Plan are necessary or appropriate in relation to any business acquisition or divestiture by an Affiliate (“Transaction”); (ii) determine whether the Plan should receive assets and accept benefit liabilities pursuant to a termination, spin-off or merger of a plan that is intended to be qualified under Code Section 401(a), and that is maintained by an Affiliate as a result of a Transaction; and (iii) take any and all actions necessary or appropriate in connection with any such determination, including, but not limited to, approving any such amendments and executing any such amendments on behalf of Prudential.

18.02 Termination.

Prudential may terminate the Plan established hereunder at its option at any time by resolution of its Board of Directors. Upon full termination of the Plan without the establishment of a successor plan, as described in Code Section 401(k)(10)(A)(i), the Administrative Committee shall direct distribution of all assets remaining, after payment of any expenses properly chargeable against the Plan, to Participants, Beneficiaries, and alternate payees under QDROs in accordance with the Plan Accounts of each such person at the time of distribution and in such manner as Prudential shall determine.

18.03 No Reversion; Vesting Upon Termination.

Notwithstanding any provision of this Plan except Section 6.03 and Article VII —

(a) No part of the income or principal of the Plan Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants, Beneficiaries, and alternate payees under QDROs, and for defraying the reasonable expenses of administering the Plan.

(b) Upon any termination or partial termination of the Plan or the complete discontinuance of contributions thereto (within the meaning of Code Section 411(d)(3)) the interest of each affected Participant, Beneficiary, and alternate payee under a QDRO in his or her Account(s) at the date of such termination, partial termination, or discontinuance shall be nonforfeitable.

(c) No such amendment, discontinuance, or termination shall adversely affect the rights of a Participant, Beneficiary, or alternate payee under a QDRO to amounts credited to his or her Plan Account(s) prior to the date of such amendment, discontinuance, or termination.

(d) A partial termination of the Plan shall take place on the date on which the event or the last of a series of events occurs to cause a partial termination within the meaning of the Code.

ARTICLE XIX

MISCELLANEOUS

19.01 Bonding.

To the extent permitted by law, the requirement of giving bond by any Trustee or other fiduciary or of giving surety on any bond shall be dispensed with.

19.02 Insurance and Indemnification.

Plan funds may be applied, in accordance with ERISA Section 410(b), to the purchase of lawful insurance covering the fiduciary obligations of persons who are fiduciaries respecting the Plan and/or the Plan Fund, and such fiduciaries may purchase, with funds other than Plan funds, waivers of subrogation.

19.03 Interpretation of Certain Items.

Words in the masculine gender shall include the feminine gender, the singular shall include the plural, and vice versa, unless qualified by the context. Any references herein to “Articles,” “Sections,” “sub-sections,” etc. apply to specific portions of the Plan, unless the context clearly indicates to the contrary. Any headings for such Articles, Sections, subsections, etc. used herein are included for ease of reference only, and are not to be construed so as to alter any of the terms hereof.

19.04 Miscellaneous.

This Plan shall not constitute an express or implied contract between an Affiliate and any Employee, Participant, Beneficiary, or alternate payee under a QDRO, and nothing contained herein shall give to any such person the right to be retained in the service or employ of an Affiliate or to interfere with the management of an Affiliate’s business or, except as otherwise provided by law, to interfere with the right of an Affiliate to discharge any Employee at any time, nor shall it give an Affiliate the right to require any Employee to remain in its service or employ, nor shall it interfere with the right of any Employee to terminate his or her employment or services at any time.

19.05 Construction; Applicable Law; Failure to Enforce.

It is intended that the Plan and Trust be organized and operated in conformity with ERISA and with the Code. This instrument shall be construed accordingly. The Plan and Trust shall also be subject to the laws of the State of New Jersey to the extent applicable, but without giving effect to the principles of conflict of laws thereof. Failure to enforce any provision of the Plan shall not affect the right thereafter to enforce such a provision, nor shall such a failure affect the right to enforce any other provision of the Plan.

19.06 Participating Affiliates.

Effective as of January 1, 2026, the only participating Affiliate in the Plan is Prudential Advisors, which is a wholly owned subsidiary of the Plan’s sponsor, The Prudential Insurance Company of America.

Any corporation which is controlled by the Company through the ownership of a majority of its voting stock, either directly or indirectly through one or more intermediaries, and which by appropriate designation has elected to participate in the Plan with respect to its employees or a designated group of its employees, with the consent of the Board of Directors or the Compensation and Human Capital Committee of the Company, or their designee, shall become a participating Affiliate in the Plan.

If a new Affiliate is not an 80%-or-more-owned subsidiary (direct or indirect) of Prudential Financial, Inc., or if an existing Affiliate is not already participating in the Plan, the entity shall become a participating Affiliate if so designated as participating by action of an Authorized Person.

Each newly affiliating entity must accept participation by action of its board of directors (or comparable managing body or person) or the compensation committee of its board of directors (or its equivalent), or in a signed writing by an officer of the Affiliate authorized to bind the Affiliate, and such acceptance shall set forth any exceptions or reservations subject to which the Affiliate adopts the Plan.

Absent the express consent of an Authorized Person, the participation of an Affiliate (other than Prudential) shall terminate automatically on the date it ceases to meet the definition of Affiliate under Section 2.03 (determined without regard to the phrase “for any Plan Year” or “for any part of such year”). A participating Affiliate other than Prudential may cease to participate in the Plan at any time by appropriate action of its board of directors or other governing body and written notice to Prudential.

For purposes of this Section 19.06, an Authorized Person shall mean the Compensation and Human Capital Committee of the Board of Directors of the Company or its delegate.

19.07 Special Rules Regarding Acquisitions, Dispositions and Joint Ventures, and Transfers of Assets and Plan Mergers.

To the extent set out in Appendix B, special rules shall apply to Participants, Beneficiaries, and alternate payees under QDROs in connection with acquisitions, dispositions, and joint ventures, and transfers of assets into the Plan and mergers of other qualified plans into the Plan.

19.08 Missing Persons.

Subject to applicable policies and procedures adopted by the Administrative Committee, if a Participant, Beneficiary, or alternate payee under a QDRO to whom a distribution is due cannot be located despite reasonable efforts by the Administrative Committee, the interest of such individual under the Plan shall be forfeited and used to reduce the Company Matching Contribution or Discretionary Company Contribution, unless the Employer elects to use such amounts to pay reasonable Plan administrative expenses, for the Plan Year in which the forfeiture occurs; provided that such interest, without adjustment for gains or losses, shall be restored to such individual out of forfeitures or, if necessary, an additional Employer contribution if a claim is made by such individual for his or her benefits.

19.09 Required Information.

Participants and their Spouses, Beneficiaries, and alternate payees under QDROs shall furnish the Administrative Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan and any other information which the Administrative Committee may reasonably require, and no person shall be liable for the fulfillment of any obligations in any way dependent upon such information unless and until the same shall have been received by the Administrative Committee in form satisfactory to it.

19.10 Uniform Applicability.

Any action taken that is required under the provisions of the Plan shall be on a basis uniformly applicable to all persons similarly situated, and no discretionary act shall be taken which is construed by the Administrative Committee to be discriminatory under Code Section 401(a).

19.11 Reimbursement to Plan for Certain Payments.

The Administrative Committee reserves the right to recover on behalf of the Plan payments made to a Participant, Beneficiary, or alternate payee under a QDRO in excess of the benefits payable under the Plan. The Administrative Committee also reserves the right to withhold the amount of such excess payment from future benefits payable to such person.

19.12 Restriction on Designated Persons.

Notwithstanding any other Plan provision to the contrary, the Administrative Committee has adopted, and may from time to time amend, administrative procedures, incorporated into the Plan by this reference, designed to ensure that Plan provisions with respect to Designated Persons do not violate applicable securities laws or Prudential Financial, Inc.’s policies regarding compliance with such laws. Such Administrative Committee procedures may include, without limitation, restrictions during designated periods each calendar quarter on a Designated Person’s ability to (1) make contribution elections, ESOP elections, investment allocations, or investment transfers, (2) take withdrawals, distributions, or loans, or (3) effectuate transactions involving the Company Stock Fund.

19.13 Merger, Consolidation or Transfer of Plan Assets.

In the event of the merger or consolidation of the Plan with, or the transfer of the assets and/or liabilities of the Plan to, another plan which is qualified under Code Section 401(a), each Participant, Beneficiary, or alternate payee under a QDRO under this Plan shall be entitled to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately prior to the merger, consolidation, or transfer if the Plan had been terminated at such time.

19.14 Inalienability of Benefits.

The interest of any person entitled to benefits under the Plan in any Account shall not be subject to voluntary or involuntary alienation, sale, pledge, encumbrance, charge, levy, anticipation, assignment, transfer, attachment, execution, garnishment, sequestration or other legal or equitable process applied by any creditor of such person, except as provided under a Qualified Domestic Relations Order or as otherwise allowed under Code Section 401(a)(13) in accordance with procedures adopted by the Administrative Committee.

Notwithstanding anything contained herein to the contrary that would otherwise require the delay of the distribution of benefits, to the extent provided under the provisions of a Qualified Domestic Relations Order, any amount which becomes payable to an alternate payee of a QDRO may be paid to the alternate payee at any time after qualification of the QDRO even though the Participant may not be entitled to payment under the Plan at such time, provided that the manner of payment is permitted in accordance with applicable law and is one which is available to Participants under the Plan.

APPENDIX A

TO

THE PRUDENTIAL SAVINGS PLAN FOR ADVISORS

Special Exclusions from Earnings

The following types of variable or other irregular compensation are excluded from Earnings under The Prudential Savings Plan for Advisors:

1.	Annual Incentive Compensation (IC)

2.	Long-Term Compensation (LT)

3.	Compensation under the Incentive Compensation Plan for Investment Professionals

4.	Compensation under the Long-Term Incentive Plan (LTIP)

5.	Compensation under the Capital Agricultural Services Management Compensation Plan

6.	Compensation under the PIAC Incentive Compensation Plan

7.	Compensation under the JRO Incentive Compensation Plan

8.	Compensation under the PIA Long Term Plan

9.	Single Bonus Payment Awards

10.	Imputed Income

11.	Tuition Refund Payments

A - 1

APPENDIX B

TO

THE PRUDENTIAL SAVINGS PLAN FOR ADVISORS

Special Rules Regarding

Acquisitions, Dispositions and Joint Ventures,

and Transfers of Assets and Plan Mergers.

1.	Spin-off from PESP and Post-2025 Transferred-In Participants

Effective as of the Plan’s Effective Date, the assets and liabilities under PESP of certain Prior PESP Participants, and a portion of PESP’s forfeiture account, were spun-off to this Plan. Article III of the Plan contains additional provisions applicable to Prior PESP Participants and Post-2025 Transferred-In Participants who automatically transfer from PESP to this Plan, as applicable.

B - 1

APPENDIX C

TO

THE PRUDENTIAL SAVINGS PLAN FOR ADVISORS

Account Withdrawal Rules

To the extent permitted in accordance with Articles IX and X, or as may be required under Section 11.03(f), withdrawals shall be made from a Participant’s Accounts (as set forth below) in the order elected by the Participant, in accordance with procedures established by the Administrative Committee. Absent such an election, withdrawals shall be made pro-rata from all eligible Participant Accounts, except that the Participant’s After-Tax Contributions made prior to January 1, 1987, shall be treated as being received by the Participant before all other Account balances in accordance with the rules of Code Section 72(e)(8)(D).

Notwithstanding the foregoing, hardship withdrawals shall be made from a Participant’s Accounts (1) through (11) in the order set forth below:

(1) After-Tax Contributions made before January 1, 1987;

(2) After-Tax Contributions made after 1986, plus a pro-rata portion of the earnings on all After-Tax Contributions;

(3) After-Tax Rollover Account;

C - 1

(4) Before-Tax Rollover Account (including, but not limited to, the following 457 rollovers, 403(b) rollovers, IRA rollovers and 401 rollovers);

(5) Roth 401(k) Rollover Account;

(6) Prior Company Contributions Account;

(7) Before-Tax Account (including Catch-up Contributions and including earnings thereon);

(8) Roth 401(k) Account (including Catch-Up Contributions and including earnings thereon);

(9) Roth In-Plan Conversion Account;

(10) Qualified Matching Contributions Account;

(11) Qualified Nonelective Contributions Account;

(12) (Vested) Discretionary Company Contributions Account;

(13) (Vested) Company Match 1 Account; and

(14) Company Match 2 Account.

For purposes of determining the recovery of tax basis with respect to a withdrawal, all of a Participant’s After-Tax Contributions (and earnings thereon) shall be treated as a separate contract under Code Section 72.

The amount distributed will be taken pro-rata from each investment option in the Account from which the withdrawal is made (but with IncomeFlex funds distributed last).

C - 2

EXECUTION PAGE

THE PRUDENTIAL SAVINGS PLAN FOR ADVISORS

IN WITNESS WHEREOF, The Prudential Insurance Company of America (“Prudential”) has caused The Prudential Savings Plan for Advisors to be adopted and executed effective as of January 1, 2026.

Pursuant to delegation of authority from the Compensation and Human Capital Committee of the Board of Directors of Prudential, the undersigned officer hereby executes this document which adopts The Prudential Savings Plan for Advisors effective as of January 1, 2026, on December 19, 2025.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Vicki Walia
Vicki Walia
Executive Vice President,
Chief People Officer

EXECUTION PAGE